UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Apogee Enterprises, Inc.

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May 5, 2017

Dear Shareholder:

You are cordially invited to attend the 2017 Annual Meeting of Shareholders of Apogee Enterprises, Inc. to be held at Apogee’s headquarters, 4400 West 78th Street, Suite 520, Minneapolis, Minnesota, commencing at 9:00 a.m. Central Daylight Time on Thursday, June 22, 2017. The Corporate Secretary’s formal notice of the meeting and the proxy statement appear on the following pages and describe the matters to come before the meeting. A valid government-issued picture identification and proof of stock ownership may be required to be presented in order to attend the meeting. If you hold stock through a broker, bank, trust or other nominee, you may be required to present a copy of a statement reflecting your stock ownership as of the record date.

Even if you plan to attend the meeting, we urge you to vote your shares by either Internet or mail as promptly as possible so your shares will be represented at the annual meeting. Instructions on voting your shares are on the Notice of Internet Availability of Proxy Materials you received for the annual meeting. If you received paper copies of our proxy materials, instructions on the two ways to vote your shares can be found on the enclosed proxy form. Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Daylight Time (10:59 p.m. Central Daylight Time) on June 21, 2017. If you attend the meeting in person and you are a shareholder of record, you may at that time revoke any proxy previously given and vote in person, if desired.

Sincerely,

Joseph F. Puishys	Bernard P. Aldrich
Chief Executive Officer	Chair of the Board of Directors

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

The 2017 Annual Meeting of Shareholders of Apogee Enterprises, Inc. will be held as follows:

The purpose of the annual meeting is to consider and take action on the following:

1.	Election of two Class I directors for three-year terms ending in the year 2020 and one Class II director for a one-year term ending in the year 2018;

2.	Advisory vote on Apogee’s executive compensation;

3.	Advisory vote on the frequency of an advisory vote on Apogee’s executive compensation;

4.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 3, 2018; and

5.	Transaction of such other business as may properly be brought before the meeting.

The Board of Directors has fixed May 2, 2017 as the record date for the meeting. Only shareholders of record at the close of business on that date are entitled to receive notice of and to vote at the meeting. There were 28,778,958 shares of our common stock issued and outstanding as of the record date and, therefore, eligible to vote at the annual meeting.

We have sent our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2017 proxy statement and our fiscal 2017 Annual Report to Shareholders online. Shareholders who have received the Notice will not be sent a printed copy of our proxy materials in the mail unless they request to receive a printed copy.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on June 22, 2017: Our 2017 Proxy Statement and our Fiscal 2017 Annual Report to Shareholders are available at www.proxyvote.com.

By Order of the Board of Directors, Patricia A. Beithon General Counsel and Corporate Secretary

Minneapolis, Minnesota

May 5, 2017

i

ii

PROXY STATEMENT 2017 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 22, 2017

The Board of Directors of Apogee Enterprises, Inc. (“Apogee” or the “Company”) is soliciting proxies for use at our annual meeting of shareholders to be held on Thursday, June 22, 2017, and at any adjournment of the meeting. We are first making the proxy statement and form proxy card and voting instructions available to our shareholders on or about May 12, 2017.

PROXY STATEMENT SUMMARY

Below are highlights of some of the information contained in this proxy statement. These highlights are only a summary. Please review the complete proxy statement and fiscal 2017 Annual Report to Shareholders before you vote.

ANNUAL MEETING OF SHAREHOLDERS

Date and time:	Thursday, June 22, 2017 at 9:00 a.m. Central Daylight Time (CDT)

Place:	Apogee’s headquarters at 4400 West 78th Street, Suite 520, Minneapolis, Minnesota

Record date:	Tuesday, May 2, 2017

Voting:

You may vote at the meeting if you were a shareholder of record at the close of business on May 2, 2017. If you are a shareholder of record, you can give a proxy to be voted at the meeting in either of the following ways:

● electronically via the Internet by following the “Vote by Internet” instructions on the Notice or on the proxy card, if you received paper copies of our proxy materials; or

● by completing, signing and mailing the proxy card.

Internet voting facilities for shareholders of record will be available until 11:59 p.m. Eastern Daylight Time (EDT) (10:59 p.m. CDT) on June 21, 2017.

If you hold shares in our 401(k) Retirement Plan, Employee Stock Purchase Plan or our other plans, please refer to voting instructions on page 66.

PROPOSAL 1 – ELECTION OF DIRECTORS (See pages 8 - 13 for more information.)

You are being asked to elect three directors – two Class I directors and one Class II director. Our Board of Directors is currently composed of ten directors and divided into three classes. At our 2017 Annual Meeting of Shareholders, two directors are standing for election as Class I directors for three-year terms and one director is standing for election as a Class II director, for a one-year term. The term of office for these Class I and Class II directors will expire at our annual meetings of shareholders in 2020 and 2018, respectively, or when their successors are duly elected and qualified. All of our directors, other than Mr. Puishys, are independent under NASDAQ rules.

Vote required: Each director is elected by a plurality of the votes cast. However, if a majority of our shares that are voted at our annual meeting are “withheld” from a certain nominee’s election, such nominee shall offer his or her resignation to our Nominating and Corporate Governance Committee for consideration.

Information about our director nominees:

Name	Age	Occupation	Director Since	Independent?	Term
Donald A. Nolan Class I Director	56	Former President and Chief Executive Officer of Kennametal, Inc.	2013	Yes	3-Year Term Expiring in 2020

Patricia K. Wagner Class I Director	54	Chief Executive Officer of Southern California Gas Company	2016	Yes	3-Year Term Expiring in 2020

Robert J. Marzec Class II Director	72	Retired Audit Partner of PricewaterhouseCoopers LLP	2005	Yes	1-Year Term Expiring in 2018

The Board of Directors recommends a vote FOR election of each of the nominees.

PROPOSAL 2 – NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION (See pages 59 – 60 for more information.)

The Company provides shareholders with an annual advisory (non-binding) vote on our executive compensation program (“Say on Pay Proposal”).

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL 3 – NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON APOGEE’S EXECUTIVE COMPENSATION (See page 61 for more information.)

You are being asked to provide an advisory (non-binding) vote on the frequency with which our shareholders vote on executive compensation. You may indicate whether you would prefer an advisory vote on executive compensation once every one, two or three years.

The Board of Directors recommends a vote FOR THE ONE-YEAR OPTION AS THE FREQUENCY WITH WHICH SHAREHOLDERS PROVIDE AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (See pages 62 - 63 for more information.)

Our Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 3, 2018, subject to a satisfactory evaluation of the firm’s performance in conducting our fiscal 2017 audit. Deloitte & Touche LLP has acted as our independent registered public accounting firm since fiscal 2003.

The Board of Directors recommends a vote FOR this proposal.

FISCAL 2017 PERFORMANCE HIGHLIGHTS (See pages 24 - 26 for more information.)

●	We grew revenues 14% over the prior year.

●	Operating income increased 25% over the prior year.

●	Operating margin increased to 11%, up 110 basis points over the prior year.

●	Earnings per diluted share of $2.97 increased 34% over earnings per diluted share of $2.22 in the prior year.

●	Return on average invested capital (“ROIC”) was 14%, up from 13% in the prior year.

●	During fiscal 2017, we repurchased 250,001 shares of our common stock at a total cost of $10.8 million and paid dividends totaling $14.7 million.

●

We acquired the assets of Sotawall, a respected curtainwall manufacturer based in Toronto, Ontario, for approximately $135 million, expanding our geographic presence in the Northeast region of the U.S. and Canada.

●	We delivered annualized total shareholder returns (“TSR”) of 49% and 38% over the past one and five year periods, respectively.

●	Our stock price increased 48% during fiscal 2017 from $39.41 on the last trading day of fiscal 2016 to $58.19 on the last trading day of fiscal 2017.

EXECUTIVE COMPENSATION PROGRAM HIGHLIGHTS (See pages 23 - 58 for more information.)

●

We seek alignment of pay and performance each year. A significant portion of our compensation program is performance-based through the use of our short-term and long-term incentive plans that have multiple financial performance metrics.

●	We annually disclose and discuss Company performance against the established performance metrics for our annual cash incentive in our proxy statement.

●	We deliver a significant portion of potential total compensation to our executive officers in the form of equity.

●	We have stock ownership guidelines for our executive officers, and each of our Named Executive Officers exceeds their applicable guideline.

●	We have a “clawback” policy that applies to executive performance-based incentive compensation awards.

●

We have a hedging policy that prohibits all employees and directors from engaging in hedging transactions in our Company’s securities. None of our executive officers have pledged any shares of our common stock as security or collateral on a personal loan.

●	We provide minimal perquisites to our executive officers.

●	Our stock incentive plan prohibits re-pricing of stock options.

●	Our “double trigger” change-in-control agreements do not provide for any excise tax “gross-ups,” and we do not provide any tax “gross-ups” on any benefits for our executive officers.

FISCAL 2017 COMPENSATION ACTIONS (See page 30 and pages 34 - 43 for more information.)

●	The fiscal 2017 base salary increase for our Chief Executive Officer was 5.3%. The fiscal 2017 base salary increases for our Other Named Executive Officers ranged from 3.0% to 5.0%.

●

The fiscal 2017 annual cash incentives for our Named Executive Officers paid out at an average of 163.71% of target performance. The financial performance metrics for the fiscal 2017 annual cash incentives were net sales, earnings before taxes (“EBT”) and days working capital (“DWC”).

●	The Committee granted restricted stock awards to our Named Executive Officers that vest over three years and have award values ranging from $87,284 to $1,018,429.

●

The Committee established the fiscal 2017 – 2018 cash based performance awards for our Named Executive Officers that have award values ranging from $215,280 to $2,136,000 at target level performance. The financial performance metrics for these awards are cumulative net sales, cumulative earnings per share (“EPS”) and average return on invested capital (“ROIC”).

●

The fiscal 2017 CEO evaluation-based retention incentive paid out at $445,000, 200% of target performance and was mandatorily deferred pursuant to our Deferred Compensation Plan to provide incentive for our Chief Executive Officer to remain with our Company until retirement.

●

The Committee established the fiscal 2017 – 2018 CEO performance-based retention incentive having an award value of $445,000 at target. All amounts earned will be mandatorily deferred pursuant to our Deferred Compensation Plan to provide incentive for our Chief Executive Officer to remain with our Company until retirement. The financial performance metrics for this two-year award are cumulative net sales, cumulative EPS share and average ROIC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning beneficial ownership of our common stock outstanding as of May 2, 2017, the record date for our 2017 Annual Meeting of Shareholders, by persons known to us to own more than 5% of our common stock. Unless otherwise indicated, the named holders have sole voting and investment power with respect to the shares beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	% of Common Stock Outstanding
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,030,394(1)	14.0%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	2,426,669(2)	8.4%

(1)

We have relied upon the information provided by BlackRock, Inc. in a Schedule 13G/A reporting information as of December 31, 2016. The Schedule 13G/A was filed by BlackRock, Inc. in its capacity as a parent holding company or control person and indicates that BlackRock, Inc. has sole investment power over 4,030,394 shares and sole voting power over 3,916,894 shares. BlackRock Fund Advisors, a subsidiary of BlackRock, Inc., beneficially owns 5% or greater of the outstanding shares of the security class reported on the Schedule 13G/A.

(2)

We have relied upon the information provided by The Vanguard Group, Inc., an investment advisor (“Vanguard”), in a Schedule 13G/A reporting information as of December 31, 2016. Of the shares reported, Vanguard has sole investment power over 2,368,114 shares, shared investment power over 58,555 shares, sole voting power over 56,575 shares and shared voting power over 3,440 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, serving as an investment manager of collective trust accounts, is the beneficial owner of 55,115 shares and Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard, serving as investment manager of Australian investment offerings, is the beneficial owner of 4,900 shares.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned as of May 2, 2017, the record date for our 2017 Annual Meeting of Shareholders, by each of our directors, each of our executive officers named in the Summary Compensation Table (our “Named Executive Officers”) and by all of our directors and executive officers as a group.

Amount and Nature of Beneficial Ownership

Name of Beneficial Owner	Shares of Common Stock Held (#)(1)(2)	Shares Underlying Options Exercisable Within 60 Days (#)(3)	Total Beneficial Ownership (#)	% of Common Stock Outstanding	Phantom Stock and Restricted Stock Units (#)(4)	Total Stock-Based Ownership (#)(5)

Non-Employee Directors
Bernard P. Aldrich	28,684	—	28,684	*	47,878	76,562
Jerome L. Davis	22,833	—	22,833	*	40,041	62,874
Sara L. Hays	21,336(6)	—	21,336	*	21,524	42,860
John T. Manning	25,988(7)	—	25,988	*	—	25,988
Robert J. Marzec	22,291	10,000	32,291	*	14,913	47,204
Donald A. Nolan	5,326	—	5,326	*	8,929	14,255
Richard V. Reynolds	21,292	—	21,292	*	27,918	49,210
Patricia K. Wagner	3,024	—	3,024	*	—	3,024
David E. Weiss(8)	8,076	—	8,076	*	—	8,076

Named Executive Officers
Joseph F. Puishys	303,239	120,341	423,580	1.5	—	423,580
James S. Porter	114,976	—	114,976	*	—	114,976
Patricia A. Beithon	125,859	—	125,859	*	—	125,859
John A. Klein	17,436	—	17,436	*	—	17,436
Gary R. Johnson	35,006	—	35,006	*	—	35,006
All directors and executive officers as a group (14 persons)	755,366	130,341	885,707	3.1	161,203	1,046,910

*	Indicates less than 1%.

(1)	Unless otherwise indicated, the individuals listed in the table have sole voting and investment power with respect to the shares owned by them, and such shares are not subject to any pledge.

(2)

For our non-employee directors, the number indicated includes the following shares of restricted stock issued to the named individual pursuant to our 2009 Non-Employee Director Stock Incentive Plan, as amended (2014) (the “Director Stock Plan”): 3,628 shares for each of Messrs. Aldrich, Manning, Marzec and Weiss and Ms. Hays; 735 shares for each of Messrs. Davis, Nolan and Reynolds; 2,678 shares for Ms. Wagner; and 23,023 shares for all directors and executive officers as a group. All shares of restricted stock held pursuant to our Director Stock Plan are subject to future vesting conditions, and holders of such shares have no investment power over such shares.

For our executive officers, the number of shares indicated includes shares issued to the named individual pursuant to our 2009 Stock Incentive Plan (the “Stock Incentive Plan”), our Employee Stock Purchase Plan and our 401(k) Retirement Plan. The number of shares of restricted stock issued pursuant to our Stock Incentive Plan are set forth below.

Named Executive Officers	Shares of Restricted Stock
Joseph F. Puishys	39,775
James S. Porter	10,347
Patricia A. Beithon	7,323
John A. Klein	3,404
Gary R. Johnson	3,245
All directors and executive officers as a group (14 persons)	64,094

All shares of restricted stock held pursuant to our Stock Incentive Plan are subject to future vesting conditions and the holders of such shares have no investment power over such shares.

(3)	Includes shares underlying stock options exercisable currently or within 60 days after May 2, 2017.

(4)

Includes phantom stock units, each representing the value of one share of our common stock, that are attributable to accounts in our Director Deferred Compensation Plan, which is described under the heading “Director Deferred Compensation Plan” on page 20, and restricted stock units, each representing one share of our common stock that are issued pursuant to our Director Stock Plan, which is described under the heading “Restricted Stock Awards and Restricted Stock Unit Awards.”

(5)	The amounts in this column are derived by adding the amounts in the “Total Beneficial Ownership” and the “Phantom Stock and Restricted Stock Units” columns of the table.

(6)	Includes shares held by a revocable trust for which Ms. Hays serves as trustee.

(7)	Includes 1,000 shares held by Mr. Manning’s wife.

(8)	Mr. Weiss will retire from our Board effective as of our 2017 Annual Meeting of Shareholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers and persons who own more than 10% of our securities to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership of those securities on Form 3 and reports of changes in ownership on Form 4 or Form 5. Specific due dates for these reports have been established by the SEC, and we are required to disclose in this proxy statement any failure to timely file the required reports by these dates. Based solely on our review of the copies of these reports received by us and written representations from our directors and executive officers, we believe that our directors and executive officers complied with all Section 16(a) filing requirements for the fiscal year ended March 4, 2017.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Restated Articles of Incorporation provide that our Board of Directors will be divided into three classes of directors of as nearly equal size as possible and the term of each class of directors is three years. Our articles further provide that the total number of directors will be determined exclusively by our Board of Directors. The term of one class expires each year in rotation. At our 2017 Annual Meeting of Shareholders, the terms of our four Class I directors will expire. Currently, we have ten directors, with four directors serving in Class I and three directors serving in each of Class II and Class III. Mr. Weiss, who currently serves as a Class I director, will retire at our 2017 Annual Meeting of Shareholders after 12 years of service on our Board. Our Board has determined to decrease the size of the Board to nine directors at the 2017 Annual Meeting of Shareholders, with two directors serving in Class I, four directors serving in Class II and three directors serving in Class III.

Donald A. Nolan and Patricia K. Wagner have been nominated for re-election to our Board as Class I directors and Robert J. Marzec has been nominated for re-election to our Board as a Class II director. The Class I directors and Class II director elected at our 2017 Annual Meeting of Shareholders will serve until our Annual Meeting of Shareholders in 2020 and 2018, respectively, or until their successors are elected and qualified. Each of the nominees has agreed to serve as a director if elected.

Our Corporate Governance Guidelines provide that directors may not stand for election after their 72nd birthday without the approval of our Board of Directors. Our Board of Directors has determined that it is in the best interest of our Company to waive the retirement age for Mr. Marzec to serve an additional one-year term so that our Company can continue to benefit from his business expertise and to help manage the succession planning for our Board of Directors membership and the position of Chair of the Audit Committee.

We have no reason to expect that any of the nominees will fail to be a candidate at our 2017 Annual Meeting of Shareholders and, therefore, do not have in mind any substitute or substitutes for any of the nominees. If any of the nominees should be unable to serve as a director, proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under the proxies.

Our Board of Directors recommends that you vote FOR the two Class I director nominees and one Class II director nominee. Unless authority for one or more of the nominees is withheld, proxies will be voted FOR the election of each of Mr. Nolan and Ms. Wagner as Class I directors for a three-year term expiring at our 2020 Annual Meeting of Shareholders and Mr. Marzec as a Class II director for a one-year term expiring at our 2018 Annual Meeting of Shareholders.

The nominees for election as directors and the directors whose terms of office will continue after the annual meeting have provided information about themselves in the following section. All of our directors possess the minimum qualities and skills described under “Criteria for Membership on Our Board of Directors” on page 15.

Nominees Class I Director – Terms Expiring in 2020

BACKGROUND

Donald A. Nolan – Former President and Chief Executive Officer of Kennametal Inc., an industrial technology leader serving customers across the aerospace, earthworks, energy, industrial production, transportation and infrastructure industries.

Mr. Nolan served as President and Chief Executive Officer of Kennametal from 2014 to 2016. Prior to joining Kennametal Inc., Mr. Nolan had served as President of the Materials Group for Avery Dennison Corporation, a global leader in labeling and packaging materials and solutions, from 2008 to 2014. As President of Avery Dennison’s Materials Group, Mr. Nolan leveraged operational strengths to accelerate organic growth with an acute focus on customer engagement, brand-savvy marketing and commercially successful innovation. Mr. Nolan served in various executive capacities for Valspar Corporation, a global leader in the paint and coatings industry, from 1996 to 2008. Earlier in his career, Mr. Nolan served in marketing and sales positions with Loctite Corporation, Ashland Chemical Company and General Electric Company. He started his career at Latrobe Steel, then a subsidiary of Timken Company.

Donald A. Nolan

Age 56 Director since 2013 Committees • Audit • Compensation	QUALIFICATIONS

Mr. Nolan is a seasoned business executive with more than 30 years of executive, operational, marketing and sales experience in specialty materials at large multi-national companies. As President and Chief Executive Officer of Kennametal Inc., he led a global public company and public company board. Mr. Nolan brings practical experience in leading global growth and top-tier performance, and serving customers in diverse global industries.

OTHER PUBLIC COMPANY BOARDS
	Current	Past 5 Years
	None	Kennametal Inc.

BACKGROUND

Patricia K. Wagner – Chief Executive Officer of Southern California Gas Company (”SoCalGas”), a regulated subsidiary of Sempra Energy, a Fortune 500 energy holding company, since 2017. SoCalGas is the largest natural gas distributor in the United States.

Ms. Wagner joined Sempra Energy in 1995 and has served in several leadership positions for the Sempra Energy family of companies, including Executive Vice President of Sempra Energy in 2016; President and Chief Executive Officer of Sempra U.S. Gas & Power, a leading developer and generator of renewable energy and natural gas solutions and operator of power plants, natural gas storage facilities, pipelines and distribution utilities, from 2014 to 2016 and other leadership positions for the Sempra Energy family of companies from 1995 to 2014. Prior to joining Sempra Energy in 1995, Ms. Wagner held management positions at Fluor Daniel, an engineering, procurement, construction and maintenance services company. Earlier in her career, Ms. Wagner was employed by McGraw Laboratories and Allergan Pharmaceuticals.

Patricia K. Wagner

Age 54 Director since 2016 Committees • Audit	QUALIFICATIONS

Ms. Wagner brings to our Board more than 19 years of management experience at a Fortune 500 company. She has expertise in the areas of operations, accounting and finance, audit and information technology. She also has a proven record of successfully executing strategies for improved results and effecting change.

OTHER PUBLIC COMPANY BOARDS
	Current	Past 5 Years
	None	None

Nominee Class II Director – Term Expiring in 2018

BACKGROUND

Robert J. Marzec - Retired Audit Partner of PricewaterhouseCoopers LLP, an international public accounting firm.

Mr. Marzec retired from PricewaterhouseCoopers LLP in 2002 after spending 36 years in its Assurance and Business Advisory Services (financial and regulatory reporting division). He held various leadership and audit positions, including Managing Partner of the Minneapolis office of PricewaterhouseCoopers, LLP from 1991 to 1998. Mr. Marzec currently serves as Non-Executive Chair of the Board of CUNA Mutual Group, a mutual insurance holding company that offers various financial products and services.

Robert J. Marzec

Age 72 Director since 2005 Committees • Audit (Chair)	QUALIFICATIONS

Mr. Marzec has extensive public accounting and auditing experience at public, private and non-profit organizations and has a strong background in financial controls and reporting, financial management, financial analysis, SEC reporting requirements, mergers and acquisitions, international business and corporate governance practices. During his service at PricewaterhouseCoopers LLP, Mr. Marzec gained broad knowledge of many different companies and industries, including the commercial real estate industry. Since retiring from PricewaterhouseCoopers, Mr. Marzec has served on several public and private company and non-profit boards and has chaired the audit committees of such organizations.

OTHER PUBLIC COMPANY BOARDS
	Current	Past 5 Years
	None	Medtox Scientific, Inc.

Class II Directors – Terms Expiring in 2018

BACKGROUND

Bernard P. Aldrich - Retired Chief Executive Officer and President of Rimage Corporation (now Qumu Corporation), a publicly-held designer and manufacturer of on-demand publishing and duplicating systems for CD and DVD-recordable media.

Mr. Aldrich retired as Chief Executive Officer and President and a director of Rimage Corporation in 2009, after 12 years of service in those capacities. Prior to joining Rimage Corporation in 1997, he served as President of several manufacturing companies controlled by Activar, Inc., an industrial plastics and construction supply company, from 1995 to 1996. Mr. Aldrich served as President of Colwell Industries, a company that designs, manufactures and distributes color merchandising tools, from 1992 to 1994 and as Chief Financial Officer of Advance Machine Co., a manufacturer and supplier of equipment for the commercial floor care industry, from 1973 to 1991.

Bernard P. Aldrich

Age 67 Non-Executive Chair of the Board since 2011 Director since 1999 Committees • None	QUALIFICATIONS

Mr. Aldrich has 13 years of public company operational experience, eight years of private company operational experience and 18 years of private company financial management experience. In addition to leading companies, he has a background and expertise in manufacturing operations, financial management, global markets, executive compensation, leadership development and corporate governance. Mr. Aldrich also has experience leading a public company board and serving on private company and non-profit organization boards.

OTHER PUBLIC COMPANY BOARDS
	Current	Past 5 Years
	None	None

Class II Directors – Terms Expiring in 2018 (continued)

BACKGROUND

John T. Manning - Retired Vice Chairman and Audit Partner of BDO Seidman LLP (now BDO USA, LLP), the U.S. member firm of BDO International Limited, an international public accounting firm.

Mr. Manning retired from BDO Seidman LLP in 2000 after 27 years of service. During his tenure with BDO Seidman LLP (and its affiliate, BDO International Limited), he worked in various management positions for 12 years, including Vice Chairman from 1995 to 1999, Managing Partner of the Richmond, Virginia office from 1990 to 1991, and various management positions in the international headquarters in Brussels, Belgium from 1992 to 1995. Prior to moving into management with BDO Seidman LLP, Mr. Manning spent 15 years providing auditing services to BDO Seidman LLP’s clients.

John T. Manning

Age 68 Director since 2005 Committees • Audit • Nominating and Corporate Governance	QUALIFICATIONS

Mr. Manning has extensive public accounting, auditing and management experience. For over 15 years, he held leadership positions at BDO Seidman LLP and BDO International Limited with responsibilities for domestic and global strategy development and execution. He also led BDO Seidman LLP’s enterprise risk management program for over five years. During his tenure at BDO Seidman LLP, he gained broad knowledge of many different industries, including a specialty in the commercial construction industry, and experience working with public, private and not-for-profit boards. Mr. Manning has background and expertise in financial management, strategic planning, information technology, leadership development, risk assessment and mitigation, human resources and international operations. Mr. Manning also has experience serving on public and private company boards.

OTHER PUBLIC COMPANY BOARDS
	Current	Past 5 Years
	None	None

BACKGROUND

Joseph F. Puishys - Our Chief Executive Officer and President since August 2011.

Prior to joining our Company, Mr. Puishys served in various leadership positions at Honeywell International, Inc., a Fortune 100 diversified technology and manufacturing company, for over 32 years. He served as President of Honeywell Environment & Combustion Controls from 2008 to 2011; President of Honeywell Building Solutions from 2005 to 2008; President of Honeywell Building Solutions, America from 2004 to 2005; President of Bendix Friction Materials from 2002 to 2004; Vice President and General Manager of Garrett Engine Boosting Systems from 2000 to 2002; Vice President and General Manager, Aftermarket, Allied Signal Turbocharging Systems from 1996 to 2000; Vice President, Logistics, Allied Signal Automotive Products Group from 1992 to 1996; and various accounting and financial positions from 1979 to 1992.

Joseph F. Puishys

Age 58 Director since 2011 Committees • None	QUALIFICATIONS

Mr. Puishys brings to our Board over 32 years of experience at a Fortune 100 company and extensive expertise and insight in the areas of the commercial building and construction industry, global markets, sales and operations, business building, mergers and acquisitions, operational excellence, leadership development and financial management.

OTHER PUBLIC COMPANY BOARDS
	Current	Past 5 Years
	None	Arctic Cat, Inc.

Class III Directors – Terms Expiring in 2019

BACKGROUND

Jerome L. Davis – Executive Vice President and Chief Revenue Officer of the Metropolitan Washington Airports Authority in Washington, D.C., which manages and operates Ronald Reagan National and Dulles International Airports, since August 2014.

Mr. Davis was President of Jerome L. Davis & Associates, LLC, a consulting firm focusing on executive coaching and leadership development, from 2006 until August 2014. He previously served as Corporate Vice President of Food and Retail for Waste Management, Inc., the leading provider of integrated environmental solutions in North America, from January 2010 to June 2012.

Mr. Davis was Global Vice President, Service Excellence for Electronic Data Systems, a business and technology services company, from July 2003 to October 2005. From May 2001 to July 2003, he served in various capacities at Electronic Data Systems, including Chief Client Executive Officer and President, Americas for Business Process Management. Prior to joining Electronic Data Systems, Mr. Davis served as President and Executive Officer of the Commercial Solutions Division of Maytag Corporation, a home and commercial appliance company, from October 1999 until May 2001. Mr. Davis served as Senior Vice President of Sales and Corporate Officer for Maytag’s Appliances Division from March 1998 to September 1999. From March 1992 to February 1998, Mr. Davis was Vice President of National Accounts and Area Vice President for Frito Lay, a global food company. Mr. Davis also held various sales and marketing positions with Proctor & Gamble, a global consumer products company, from 1977 to 1992.

Jerome L. Davis
Age 62

Director since 2004 Committees • Compensation • Nominating and Corporate Governance	QUALIFICATIONS

Mr. Davis brings to our Board more than 35 years of experience in Fortune 500 companies and extensive expertise and insight in the areas of marketing and sales, strategy development, international business, leadership development, succession planning, real estate development, executive compensation, information technology and governmental relations. His role on another public company board provides him with public company board and corporate governance experience.

OTHER PUBLIC COMPANY BOARDS
	Current	Past 5 Years
	GameStop Corp.	None

BACKGROUND

Sara L. Hays – Managing Director and Co-Leader of the North American Board Practice of Allegis Partners, an executive search firm, since June 2015.

Ms. Hays was Principal of SLH Advisors, a privately-held project management and consulting services firm, from May 2011 to May 2015. She previously served as Managing Director, Operations and General Counsel and member of the Executive and Investment Committees of Wrightwood Capital LLC (now part of Ares Management LLC), a real estate finance and investment company, from April 2005 through April 2011.

Prior to joining Wrightwood Capital LLC, she spent over 10 years at Hyatt Hotels, a global hospitality company, initially as Development Counsel, structuring and negotiating management, venture, development and finance agreements, and ultimately serving as Senior Vice President and General Counsel and a member of Hyatt Hotels’ Managing Committee responsible for managing the legal risks associated with Hyatt Hotels’ worldwide operations, transactions and owned assets. Before joining Hyatt Hotels, Ms. Hays was an associate practicing commercial real estate law with the Chicago law firm of Coffield Ungaretti & Harris (now Ungaretti & Harris) from 1989 to 1994. Ms. Hays holds an MBA from Kellogg School of Management and a JD from Northwestern University School of Law.

Sara L. Hays

Age 52 Director since 2005 Committees • Compensation • Nominating and Corporate Governance	QUALIFICATIONS

Ms. Hays has several decades of experience as a strategic business partner and counsel to senior executives and board members in the commercial real estate, finance and hospitality industries with particular expertise in the areas of operations and strategic planning, complex transactions, including acquisitions, debt and equity structuring and workouts, fund formation and management, legal and risk management, investor relations and corporate governance. Ms. Hays has over 17 years of service as in-house counsel to corporations (14 years as a general counsel) and has managed a broad range of legal, enterprise risk, regulatory, compliance and corporate governance issues. Ms. Hays also has private company and non-profit board experience.

OTHER PUBLIC COMPANY BOARDS
	Current	Past 5 Years
	None	None

Class III Directors – Terms Expiring in 2019 (continued)

BACKGROUND

Richard V. Reynolds - Lieutenant General, U.S. Air Force, retired. Owner of The Van Fleet Group, LLC, a privately-held aerospace consulting firm.

General Reynolds retired from the U.S. Air Force in 2005 after 34 years of service, having served as Vice Commander, Air Force Materiel Command from 2003 to 2005; Commander, Aeronautical Systems Center of Air Force Materiel Command from 2001 to 2003; Commander, Air Force Flight Test Center of Air Force Materiel Command from 1998 to 2001; Program Executive Officer, Airlift and Trainers of the Air Force Program Executive Office from 1996 to 1998; and various other operational and leadership positions from 1971 to 1996. General Reynolds formed The Van Fleet Group, LLC in 2005. He also served as Senior Manager/Senior Business Advisor of BearingPoint, Inc., an international management and technology consulting firm, from 2006 to 2009.

Richard V. Reynolds

Age 68 Director since 2006 Committees ● Nominating and Corporate Governance (Chair)	QUALIFICATIONS

General Reynolds’ service in senior leadership positions in the U.S. Air Force provides valuable business, leadership and management experience, including expertise in government contracting and procurement, risk assessment and mitigation, supply chain and logistics management, information technology and leadership development. General Reynolds also has experience serving on public and private company and non-profit boards.

OTHER PUBLIC COMPANY BOARDS
	Current	Past 5 Years
	Allison Transmission Holdings, Inc.	None

CORPORATE GOVERNANCE

Corporate Governance Section of Our Website

Information related to our corporate governance is available on our website at www.apog.com by clicking on “Investors”, selecting “Governance” and then selecting the applicable document or information. This information includes:

●	Management – Background and Experience

●	Board Committee Charters

●	Our Code of Business Ethics and Conduct

●	How to Contact the Board

●	Our Corporate Governance Guidelines

●	Our Restated Articles of Incorporation

●	Our Amended and Restated By-laws

We will provide copies of any of the foregoing information without charge upon written request to: Corporate Secretary, Apogee Enterprises, Inc., 4400 West 78th Street, Suite 520, Minneapolis, Minnesota, 55435.

Code of Business Ethics and Conduct

Our Board of Directors has adopted our Code of Business Ethics and Conduct (our “Code of Conduct”), which is a statement of our high standards for ethical behavior and legal compliance. All of our employees and all members of our Board of Directors are required to comply with our Code of Conduct.

Corporate Governance Guidelines

Our Corporate Governance Guidelines outline the role, composition, qualifications, operation and other policies applicable to our Board of Directors and are revised as necessary to continue to reflect evolving corporate governance practices.

Board Independence

Under our Corporate Governance Guidelines, a substantial majority of the directors on our Board, and all members of our Audit, Compensation, and Nominating and Corporate Governance Committees must be independent. Each year, in accordance with NASDAQ rules, our Board of Directors affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which include all elements of independence set forth in the NASDAQ listing standards.

Our Nominating and Corporate Governance Committee reviewed the applicable legal standards for Board member and Board committee member independence and reported on its review to our Board of Directors. Based on this review, our Board of Directors has determined that the following non-employee directors are independent and have no material relationship with us except serving as a director and holding shares of our common stock: Bernard P. Aldrich, Jerome L. Davis, Sara L. Hays, John T. Manning, Robert J. Marzec, Donald A. Nolan, Richard V. Reynolds, Patricia K. Wagner and David E. Weiss. Our Board of Directors has determined that Joseph F. Puishys is not independent because he serves as our Chief Executive Officer and President.

Criteria for Membership on Our Board of Directors

Our Corporate Governance Guidelines outline our director qualification standards. Director candidates should possess the highest personal and professional ethics, integrity and values; be committed to representing the long-term interests of our stakeholders; have an inquisitive and objective perspective, practical wisdom and mature judgment; and be willing to challenge management in a constructive manner. Our Board of Directors strives for membership that is diverse in gender, ethnicity, age, geographic location, and business skills and experience at policy-making levels. In addition, director candidates must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on our Board of Directors for an extended period of time.

Stock Ownership Guidelines for Non-Employee Directors

Our Board of Directors believes that non-employee directors should have a significant equity interest in Apogee and established voluntary stock ownership guidelines for directors in 2002. The guidelines encourage share ownership by our directors in an amount having a market value of $150,000 (three times the current annual Board retainer of $50,000) to be achieved within five years of first being elected as a director. In calculating share ownership of our non-employee directors, we include shares of restricted stock and restricted stock units issued pursuant to our Director Stock Plan, and phantom stock units issued pursuant to our Director Deferred Compensation Plan, but do not include unexercised stock options. Shares are valued based on the average closing price of our common stock for the most recently completed fiscal year. As of March 3, 2017, the last trading day of fiscal 2017, all of our non-employee directors exceeded our stock ownership guidelines, except for Ms. Wagner, who became a member of our Board on January 11, 2016 and is currently on pace to meet our guideline within five years of her election to our Board.

Retirement Policy

Our Board of Directors has established a policy that, unless otherwise approved by a majority of our directors, no individual may stand for election to our Board after his or her 72nd birthday. Our Board approved the nomination of Mr. Marzec, who is 72 years of age, as a Class II director for a one-year term ending in 2018 to help manage the succession planning for our Board of Directors and the position of Chair of the Audit Committee.

Procedure for Evaluating Director Nominees

Our Nominating and Corporate Governance Committee’s procedure for reviewing the qualifications of all nominees for membership on our Board of Directors includes making a preliminary assessment of each proposed nominee, based upon resume and biographical information, willingness to serve and other background information, business experience and leadership skills. All director candidates who continue in the process are then interviewed by members of our Nominating and Corporate Governance Committee and a majority of our other current directors. Our Nominating and Corporate Governance Committee makes recommendations to our Board of Directors for inclusion in the slate of director nominees at a meeting of shareholders, or for appointment by our Board of Directors to fill a vacancy. Prior to recommending a director to stand for re-election for another term, our Nominating and Corporate Governance Committee applies its director candidate selection criteria, including a director’s past contributions to our Board of Directors, effectiveness as a director and desire to continue to serve as a director.

Board Meetings and 2016 Annual Meeting of Shareholders

During fiscal 2017, our Board of Directors met seven times and our non-employee directors met in executive session without our Chief Executive Officer or any other members of management being present five times. Each of our directors attended at least 75% of the regularly scheduled and special meetings of our Board of Directors and the Board committees on which he or she served that were held during the time he or she was a director during fiscal 2017.

All members of our Board of Directors are expected to attend our annual meetings of shareholders, and all of the members of our Board of Directors who were serving on our Board at the time of our 2016 Annual Meeting of Shareholders attended such meeting.

Board Committee Responsibilities, Meetings and Membership

We currently have three standing Board Committees: Audit, Compensation, and Nominating and Corporate Governance. Each Committee operates under a written charter that is available on our website at www.apog.com by clicking on “Investors” and selecting “Governance”.

Board Committee	Responsibilities
AUDIT COMMITTEE	●	Directly responsible for the appointment, compensation, retention and oversight of the work of the firm that serves as the independent accountants to audit our financial statements.
All Members Independent This Committee has oversight responsibilities for our independent registered public accounting firm.
	●	Oversees our system of financial controls, internal audit procedures and internal audit function.
	●	Oversees our program to ensure compliance with legal and regulatory requirements and ethical business practices.
Each member meets the independence and experience requirements of the NASDAQ listing standards and the SEC.	●	Assesses and establishes policies and procedures to manage our financial reporting and internal control risk.
	●	Establishes policies and procedures for the pre-approval of all services by our independent registered public accounting firm.
John T. Manning and Robert J. Marzec are each an “audit committee financial expert” under the rules of the SEC.	●	Establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters.
	●	Considers the accountants’ independence.

COMPENSATION COMMITTEE	●	Establishes our executive compensation philosophy and compensation programs that comply with this philosophy.
All Members Independent	●	Determines the compensation of our executive officers and other members of senior management.
This Committee administers our executive compensation program.	●	Administers our stock incentive plans in which our employees participate.
	●	Administers our annual cash and long-term incentive plans for executive officers and other members of senior management.
Each member is a “non-employee” director, as defined in the Exchange Act, and is an “outside director” as defined in Section 162(m).
	●	Reviews its decisions on compensation for our Chief Executive Officer with the full Board of Directors prior to communicating those decisions to our Chief Executive Officer.

	●	Directly responsible for the appointment, compensation, retention and oversight of the independent compensation consultant.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	●	Develops a Board succession plan and establishes and implements procedures to review the qualifications for membership on our Board of Directors, including nominees recommended by shareholders.
	●	Assesses our compliance with our Corporate Governance Guidelines.
All Members Independent
	●	Reviews our organizational structure and senior management succession plans.
This Committee identifies and evaluates Board candidates and oversees our corporate governance practices.	●	Makes recommendations to our Board of Directors regarding the composition and responsibilities of our Board committees and compensation for directors.
	●	Administers an annual performance review of our Board committees, Board of Directors as a whole and our directors whose terms are expiring.
	●	Administers an annual review of the performance of our Chief Executive Officer, which includes soliciting assessments from all non-employee directors.
	●	Administers our Director Stock Plan and Director Deferred Compensation Plan.

The table below provides fiscal 2017 membership and meeting information for each of our standing Board committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Bernard P. Aldrich(1)
Jerome L. Davis		M	M
Sara L. Hays		M(2)	M(3)
John T. Manning	M(4)		M
Robert J. Marzec	C(4)
Donald A. Nolan	M	M
Joseph F. Puishys
Richard V. Reynolds		M(5)	C(6)
Patricia K. Wagner	M
David E. Weiss		C
Fiscal 2017 Meetings	8	8	5
Fiscal 2017 Executive Sessions	5	2	3

C = Committee Chair     M = Committee Member

(1)	Mr. Aldrich serves as Non-Executive Chair of our Board.

(2)	Member since June 22, 2016.

(3)	Served as Chair through June 22, 2016 and as a Member since June 22, 2016.

(4)	Audit Committee financial expert under the rules of the SEC.

(5)	Member through June 22, 2016.

(6)	Served as Chair since June 22, 2016 and as a Member through June 22, 2016.

Risk Oversight by Our Board of Directors

Our Board of Directors oversees our enterprise risk management processes, focusing on our business, strategic, financial, operational, information technology and overall enterprise risk. Our Board determined that oversight of our Company’s strategy and overall enterprise risk management program is more effective when performed by the full Board, utilizing the skills and experiences of all Board members. In addition, our Board of Directors executes its overall responsibility for risk management through its Committees, as follows:

●

Our Audit Committee has primary responsibility for risk management relating to the reliability of our financial reporting processes, system of internal controls and corporate compliance program. Our Audit Committee receives quarterly reports from management, our independent registered public accounting firm and internal audit partner regarding our financial reporting processes, internal controls and public filings. It also receives quarterly updates from management regarding Code of Conduct issues, litigation and legal claims, and other compliance matters.

●

Our Compensation Committee, with assistance from its independent compensation consultant, oversees risk management associated with our compensation programs, policies and practices with respect to both executive compensation and compensation in general.

●

Our Nominating and Corporate Governance Committee oversees risk management associated with succession planning, non-employee director compensation, overall Board of Directors and Board Committee performance, and corporate governance practices.

Board Leadership Structure

Our Board of Directors separated the roles of Chair of the Board and Chief Executive Officer in 2011, and Mr. Aldrich has served as our Non-Executive Chair since 2011. In this capacity, Mr. Aldrich has chaired our annual meetings of shareholders, the meetings of our Board of Directors and executive sessions of our independent directors. The Non-Executive Chair of our Board, in consultation with our Chief Executive Officer, establishes the agenda for each meeting of our Board of Directors.

Certain Relationships and Related Transactions

We have established written policies and procedures (the “Related Person Transaction Policy”) to assist us in reviewing transactions in excess of $120,000 involving our Company and our subsidiaries and Related Persons (“Related Person Transactions”). A Related Person includes our Company’s directors, director nominees, executive officers and beneficial owners of 5% or more of our Company’s common stock and their respective Immediate Family Members (as defined in our Related Person Transaction Policy). Our Related Person Transaction Policy supplements our Code of Conduct Conflict of Interest Policy (the “Conflict of Interest Policy”), which applies to all of our employees and directors.

Our Related Person Transaction Policy requires any Related Person Transaction to be promptly reported to the Chair of our Nominating and Corporate Governance Committee. In approving, ratifying or rejecting a Related Person Transaction, our Nominating and Corporate Governance Committee will consider such information as it deems important to determine if the Related Person Transaction is fair to our Company. Our Conflict of Interest Policy requires our employees and directors to report to our General Counsel any potential conflict of interest situations involving an employee or director, or their Immediate Family Members. During fiscal 2017, there were no Related Person Transactions.

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-Employee Director Compensation Arrangements During Fiscal 2017

Our Board of Directors approves the compensation for members of our Board of Directors and Board Committees based on the recommendations of our Nominating and Corporate Governance Committee. We target compensation for service on our Board of Directors and Board committees generally at the 50th percentile for board service at companies in our peer group of companies, using the same peer group used for executive compensation purposes and described under the heading “Peer Group” on page 33. Generally, our Nominating and Corporate Governance Committee reviews and discusses the compensation data and analysis provided by management using a third-party compensation database. Our Chief Executive Officer participates in the discussions on compensation for members of our Board of Directors. Directors who are employees receive no additional compensation for serving on our Board of Directors.

The following table describes the compensation arrangements with our non-employee directors as of the end of fiscal 2017.

Compensation	Fiscal 2017
Annual Cash Retainers:
Non-Executive Chair of the Board	$125,000(1)
Board Member	50,000
Audit Committee Chair	30,000
Audit Committee Member	15,000
Compensation Committee Chair	25,000
Compensation Committee Member	10,000
Nominating and Corporate Governance Committee Chair	25,000
Nominating and Corporate Governance Committee Member	10,000
Equity Grant	89,980(2)
Charitable Matching Contributions Program	$2,000 maximum aggregate annual match

(1)

We pay an annual cash retainer to our Non-Executive Chair of the Board. We do not pay any other cash compensation to him for service on our Board of Directors. The Non-Executive Chair also receives an annual equity award, similar to the other non-employee directors. Effective as of July 1, 2016, we increased the annual retainer for our Non-Executive Chair from $110,000 to $125,000 to bring the retainer more in line with competitive market practices.

(2)

On June 23, 2016, we granted a restricted stock award of 1,985 shares, having a value of $89,980 on the date of grant that vests over three years in equal annual installments on the anniversaries of the award to each of our non-employee directors whose term continued after our 2016 Annual Meeting of Shareholders.

Restricted Stock Awards and Restricted Stock Unit Awards

Restricted stock awards to non-employee directors are issued pursuant to our Director Stock Plan. Each non-employee director receives a restricted stock award on the date he or she is first elected to our Board and annually on the date of our annual meeting of shareholders if his or her term continues after such meeting. The number of shares of restricted stock subject to the award is determined by our Board of Directors, after recommendation by our Nominating and Corporate Governance Committee and in consideration of various factors, including market data and trends. We target the equity-based compensation received by non-employee directors at approximately the 50th percentile of our peer group of companies. Restricted stock awards vest in three equal annual installments over a three-year vesting period. Upon issuance of the restricted stock, each holder is entitled to the rights of a shareholder, including the right to vote the shares of restricted stock and receive any cash dividends and any other distributions.

Non-employee directors have the option to defer receipt of all or a portion of any restricted stock award and will receive a restricted stock unit award for that portion of the restricted stock award deferred. Restricted stock unit awards are also issued pursuant to our Director Stock Plan. Each non-employee director electing to receive a restricted stock unit award in lieu of a restricted stock award receives a credit of shares of our common stock in an amount equal to the number of shares he or she has elected to defer. The account is also credited, as of the crediting date, with an amount equal to the dividend paid on one share of our common stock multiplied by the number of shares credited to each account. Non-employee directors receiving restricted stock unit awards may elect to receive the amounts credited to their account at a fixed date, at age 70, or following death or retirement from our Board of Directors. The restricted stock unit awards and related accumulated dividends are paid out in the form of shares of our common stock (plus cash in lieu of fractional shares) either in a lump sum or in installments, at the participating director’s election. This is an unfunded, book-entry, “phantom stock unit” plan, as no trust or other vehicle has been established to hold any shares of our common stock.

Director Deferred Compensation Plan

Our Director Deferred Compensation Plan was adopted by our Board of Directors to encourage our non-employee directors to increase their ownership of shares of our common stock, thereby aligning their interests in the long-term success of Apogee with that of our other shareholders. Under the plan, participants may elect to defer all or a portion of their annual cash retainer into deferred stock accounts. There is no Company match on amounts deferred by our non-employee directors under such plan. Each participating director receives a credit of shares of our common stock in an amount equal to the amount of annual cash retainer deferred divided by the fair market value of one share of our common stock as of the crediting date. These accounts also are credited, as of the crediting date, with an amount equal to the dividend paid on one share of our common stock multiplied by the number of shares credited to each account. Participating directors may elect to receive the amounts credited to their accounts at a fixed date, at age 70, or following death or retirement from our Board of Directors. The deferred amounts are paid out in the form of shares of our common stock (plus cash in lieu of fractional shares) either in a lump sum or in installments, at the participating director’s election. This plan is an unfunded, book-entry, “phantom stock unit” plan, as no trust or other vehicle has been established to hold any shares of our common stock.

Charitable Matching Contributions Program for Non-Employee Directors

Under our Charitable Matching Contributions Program for Non-Employee Directors, we match cash or publicly-traded stock contributions made by our non-employee directors to charitable organizations that are exempt from federal income tax up to a maximum aggregate amount of $2,000 per eligible non-employee director per calendar year.

Fiscal 2017 Non-Employee Director Compensation Table

The following table shows the compensation paid to our non-employee directors for fiscal 2017.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Bernard P. Aldrich	120,000(4)	89,980	28,408	238,388
Jerome L. Davis	70,000	89,980	22,434	182,414
Sara L. Hays	71,667	89,980	14,918	176,565
John T. Manning	75,000	89,980	3,899	168,879
Robert J. Marzec	80,000	89,980	11,507	181,037
Donald A. Nolan	75,000	89,980	6,620	171,600
Richard V. Reynolds	73,333	89,980	16,645	179,958
Patricia K. Wagner	65,000	89,980	1,261	156,241
David E. Weiss	75,000	89,980	3,899	168,879

(1)

Includes cash retainers deferred by non-employee directors under our Director Deferred Compensation Plan, as further described under the heading “Director Deferred Compensation Plan” on page 20. During fiscal 2017, Messrs. Davis, Marzec and Nolan were our only non-employee directors to make deferrals of all or a portion of their annual cash retainers pursuant to our Director Deferred Compensation Plan.

(2)

The amounts in this column are calculated based on the fair market value of our common stock on the date the award was made in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). On June 23, 2016, each of our non-employee directors received a restricted stock award or, if a director elected to defer receipt of all or a portion of his or her restricted stock award, a restricted stock unit award of 1,985 shares. The closing price of our common stock on the NASDAQ Global Select Market on June 23, 2016, the date of grant, was $45.33. The table below sets forth certain information with respect to the aggregate number of shares of unvested restricted stock, restricted stock units, including shares from dividends credited to the account, and vested options to purchase shares of our common stock held by our non-employee directors as of March 4, 2017, the end of fiscal 2017. Our non-employee directors did not hold any unvested stock options as of March 4, 2017.

Name	Aggregate Number of Shares of Restricted Stock (#)	Aggregate Number of Shares of Deferred Restricted Stock Units (#)	Aggregate Number of Stock Options (#)
Bernard P. Aldrich	3,628	—	—
Jerome L. Davis	735	3,378	—
Sara L. Hays	3,628	—	—
John T. Manning	3,628	—	—
Robert J. Marzec	3,628	—	10,000
Donald A. Nolan	735	3,378	—
Richard V. Reynolds	735	3,378	—
Patricia K. Wagner	2,678	—	—
David E. Weiss	3,628	—	—

(3)

This column includes dividends and dividend equivalents paid on shares of restricted stock and restricted stock unit awards, respectively, issued pursuant to our Director Stock Plan, dividend equivalents paid on phantom stock units pursuant to our Director Deferred Compensation Plan and matching contributions pursuant to our Charitable Matching Contributions Program for Non-Employee Directors. The table below sets forth the amounts contributed or paid by the Company for our non-employee directors pursuant to such plans with respect to fiscal 2017.

Name	Dividends Paid on Shares of Restricted Stock ($)	Dividend Equivalents Paid on Shares of Deferred Restricted Stock Units ($)	Dividend Equivalents Paid on Phantom Stock Units ($)	Matching Contributions under our Charitable Matching Contributions Program for Non-Employee Directors ($)	Total All Other Compen- sation ($)
Bernard P. Aldrich	1,899	—	24,509	2,000	28,408
Jerome L. Davis	600	1,486	18,348	2,000	22,434
Sara L. Hays	1,899	—	11,019	2,000	14,918
John T. Manning	1,899	—	—	2,000	3,899
Robert J. Marzec	1,899	—	7,158	2,000	11,057
Donald A. Nolan	600	1,486	2,534	2,000	6,620
Richard V. Reynolds	600	1,486	12,559	2,000	16,645
Patricia K. Wagner	1,261	—	—	—	1,261
David E. Weiss	1,899	—	—	2,000	3,899

(4)	The annual cash retainer paid for service as our Non-Executive Chair was increased to $125,000 from $110,000 effective as of July 1, 2016, during the second quarter of fiscal 2017.

EXECUTIVE COMPENSATION

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis section with management and the Committee’s independent compensation consultant. Based on its review and discussions with management, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2017 proxy statement and Annual Report on Form 10-K for the fiscal year ended March 4, 2017.

Compensation Committee of the

Board of Directors of Apogee

David E. Weiss, Chair

Jerome L. Davis

Sara L. Hays

Donald A. Nolan

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes Apogee’s executive compensation program for fiscal 2017, and certain elements of the fiscal 2018 program. In particular, this section explains how our Compensation Committee (the “Committee”) made decisions related to compensation for our executives, including our Named Executive Officers, for fiscal 2017.

Our Named Executive Officers for fiscal 2017 were:

●	Joseph F. Puishys, Chief Executive Officer and President
●	James S. Porter, Executive Vice President and Chief Financial Officer
●	Patricia A. Beithon, General Counsel and Corporate Secretary
●	John A. Klein, Senior Vice President, Operations and Supply Chain Management
●	Gary R. Johnson, Vice President and Treasurer

Messrs. Porter, Klein and Johnson and Ms. Beithon are collectively referred to as our “Other Named Executive Officers” in this Compensation Discussion and Analysis section.

Executive Summary

About Apogee.   Our Company is a world leader in certain technologies involving the design and development of value-added glass solutions for enclosing commercial buildings and framing art. We fabricate coated, high-performance architectural glass used in customized window and curtainwall systems. We design, engineer, fabricate and finish the aluminum frames used in customized window, curtainwall, storefront and entrance systems comprising the outside skin of buildings. We provide full-service installation of the walls of glass, windows and other curtainwall products making up the outside skin of buildings. We also manufacture value-added glass and acrylic products for the framing and display applications market.

Our Fiscal 2017 Performance.    Our Company delivered another year of growth, including strong revenue growth, significant earnings growth, strong cash generation, improved operational performance and shareholder returns, as we executed on our business strategies. We drove revenue growth in all four operating segments by leveraging new geographies, products and markets.

Fiscal 2017 Highlights
Strong Revenue and Earnings Growth	● Revenue grew 14% over the prior year. All four segments grew revenues.
● Earnings per diluted share increased 34% to $2.97 per share from earnings per diluted share in the prior year of $2.22.
Improved Operational Performance	● Operating margin increased 110 basis points to 11% from 10% in the prior year.
● Operating income was $122 million, up 25% over operating income of $97 million in the prior year.
● Our productivity program, which includes our Lean initiative, contributed an estimated 50 to 100 basis points of margin expansion.
● Cash flow generated from operations was $121 million.
● Effective management of our working capital requirements reduced days working capital approximately 1.1 days to 46.1 days as of the end of fiscal 2017.
● ROIC was 14%, up from 13% in the prior year.
Strong Shareholder Return	● Our stock price increased 48% in fiscal 2017, to $58.19 as of the last trading day of fiscal 2017 from $39.41 on the last trading day of fiscal 2016.
● We paid dividends totaling $14.7 million during fiscal 2017 and increased our quarterly cash dividend 12% to $0.14 per share during the fourth quarter of fiscal 2017.
● We repurchased 250,001 shares of our common stock at a total cost of $10.8 million during fiscal 2017.
● Our annualized total shareholder return (“TSR”) increased over the past one and five year periods was 49% and 38%, respectively.

In addition to the significant financial improvements achieved during fiscal 2017, we made considerable progress on our strategies to better position our Company over the commercial construction cycle and took steps to improve our operations for fiscal 2018 and future years.

Fiscal 2017 Operations Highlights
Entrance Into New or Expanded Geographies

 ●      We expanded our North American geographic footprint in the fourth quarter of fiscal 2017 by acquiring the assets of Sotawall, a respected curtainwall systems company based in Toronto, Ontario, for a purchase price of $135 million. Sotawall has annual revenues of approximately $100 million with sales mainly in the Northeastern region of the U.S. and Canada.

● We added a new sales office in the Northeast region of the U.S. for our U.S. storefront and entrance system business.

● Our Architectural Framing Systems segment also further penetrated the Southern region of the U.S.

● We further penetrated new framing and display markets in Europe and certain other international geographies.
Introduction of New Products	● All four business segments introduced new products during fiscal 2017, including new architectural glass coatings, and thermal, hurricane and blast products.

● We have new product introduction plans in place for each of our business units and continue to pursue other acquisition opportunities.
Expansion of Current Capabilities

 ●      We expanded our architectural glass fabrication facility in Owatonna, Minnesota to add oversized architectural glass capability desired for large, high value-added glass buildings, as well as additional automation capabilities and productivity enhancements.

● We increased resources for our commercial building retrofit initiative, significantly growing retrofit orders during fiscal 2017 and the pipeline for retrofit opportunities for future years.
Operations Improvement Efforts

 ●      We continued our company-wide continuous improvement and productivity program, which includes our Lean initiative, and improvements in our supply chain management. Our continuous improvement efforts included automation, labor productivity and yield improvements, manufacturing shift configurations, and numerous other continuous improvement efforts.

● We continued our senior and middle management leadership development programs to develop our future leaders.

● We continued our long-standing focus on workplace and job site safety.

Creating Shareholder Value.  Our Company continues to deliver substantial TSR and has outperformed the companies in our compensation peer group for fiscal 2017 (identified under “Peer Group” on page 33), and the Russell 2000 Index over the past five fiscal years. During fiscal 2017, our Company delivered shareholder returns of 49%, higher than our compensation peer group for fiscal 2017 and the Russell 2000 Index, which had TSR of 44% and 37%, respectively. The chart below compares our Company’s cumulative TSR to our compensation peer group for fiscal 2017 and the Russell 2000 Index for the past one, three and five-year periods.

Annualized Total Shareholder Return

Apogee vs. Peer Group and Russell 2000 Index

(Fiscal 2013 - Fiscal 2017)

We have significantly improved financial performance over the last five fiscal years, as evidenced by our growth in revenue of 59% and earnings per share (“EPS”) of 343%. These metrics, among others, are used in our incentive compensation plans to reward our executives and align pay with performance.

(1)CAGR is defined as compound annual growth rate.

(2)Adjusted earnings per share, excluding the $0.22 per share tax credit earned in fiscal 2015.

Executive Compensation Philosophy and Practices.   Our compensation programs are designed to attract, motivate and retain executive talent to achieve success in both the short- and long-term for our Company; pay for sustainable performance in an ever-changing environment; and align the interests of our executive officers with our shareholders. We continue to refine our executive compensation program to reflect changes in our business strategy and evolving executive compensation practices.

Our Executive Compensation Practices: (What We Do)	See Page	Executive Compensation Practices We Have Not Implemented or Have Discontinued: (What We Don’t Do)	See Page
We seek alignment of pay and performance each year. A significant portion of our compensation program is performance-based through the use of our short-term and long-term incentive plans.	28-29	We do not have employment contracts for our Named Executive Officers.	55
		We do not pay annual incentive compensation if our Company is not profitable for the year.	37
We review “tally sheets” and realizable pay and performance for our Named Executive Officers and use that information as a factor in making compensation decisions.	32

We mitigate undue compensation risk by utilizing caps on potential payments, multiple financial performance metrics, and different metrics for our annual cash incentives and long-term performance awards, as well as having robust Board and Board Committee processes to identify and manage risk.	45	We do not believe any of our Company’s compensation programs create risks that are reasonably likely to have a material adverse effect on our Company.	45

We have change-in-control severance agreements with all of our Named Executive Officers that provide benefits only upon a “double trigger.”	55-56	We do not provide for excise tax “gross-ups” or “single triggers” in our change-in-control severance agreements.	55-56
Our equity award agreements for grants made pursuant to our Stock Incentive Plan have “double trigger” change-in-control provisions for all employees.	56

We provide minimal perquisites to our executives.	48	We do not provide tax reimbursement or tax “gross-ups” on any perquisites. We do not provide automobile allowances to or pay for club memberships for our Named Executive Officers.	48

We have adopted stringent share ownership guidelines, and we review compliance annually.	44	We do not reprice underwater stock options or stock appreciation rights.

We evaluate share utilization by annually reviewing overhang and burn rates.	34

The Committee benefits from its utilization of a compensation consulting firm that fully meets the stringent independence requirements under the final rules of the Dodd-Frank Act.	32	The Committee’s compensation consulting firm does not provide any other services to our Company other than those requested by our Compensation Committee for executive compensation.	32

We have a clawback policy that applies to our Named Executive Officers and certain other executives.	44	The Committee’s independent compensation consulting firm does not provide any specific recommendations for compensation for our Named Executive Officers.
We have a formal hedging policy that prohibits all employees and directors from engaging in hedging transactions in our Company’s securities.	44

The Role of Shareholder Vote on Say on Pay Proposal.  Our Company provides our shareholders with the opportunity to cast an advisory vote on our Say on Pay Proposal annually. At our Company’s annual meeting of shareholders held on June 23, 2016, 96% of the votes cast on the Say on Pay Proposal were voted in favor of ratification of the proposal. The Committee will continue to take into account the outcome of our Company’s Say on Pay Proposal when making future compensation decisions.

Our Executive Compensation Program.    Total compensation includes a mix of short-term and long-term compensation and fixed and performance-based compensation.

●	Short-term compensation

◾	Base salary (fixed)

◾	Annual performance-based cash incentives

●	Long-term compensation

◾	Restricted stock award (fixed)

◾	Two-year performance-based awards on end-to-end cycles that are only earned upon achievement of certain two-year financial performance measures with any amounts earned paid over two years.

    ○      These awards are granted every other year and settled in cash.

We implemented a long-term, performance-based retention incentive program for our Chief Executive Officer to provide incentives to our Chief Executive Officer to remain with our Company until retirement and to drive continued growth, operational improvement and successful implementation of our strategic plan. Amounts earned by our Chief Executive Officer pursuant to the program are mandatorily deferred pursuant to our Deferred Compensation Plan.

Target Compensation Mix.  The charts below illustrate the short-term and long-term mix, and fixed and performance-based mix of the primary compensation elements at target. This information is used by the Committee as a guideline in making compensation awards for our Named Executive Officers.

Fiscal 2017 Target Compensation Mix

Chief Executive Officer

Fiscal 2017 Target Compensation Mix

Average - Other Named Executive Officers

(1)

Our two-year performance-based awards have end-to-end performance cycles, are granted every other year and are cash-settled. During fiscal 2017, we granted the opportunity to earn the fiscal 2017 – 2018 performance-based awards to all our Named Executive Officers. We will not make any two-year performance-based awards to our Named Executive Officers until fiscal 2019, after the completion of the current fiscal 2017 – 2018 award cycle. We have included the annualized (50%) value of such awards at target in the charts above. These awards were granted as of the beginning of fiscal 2017, the first year of the two-year performance cycle, and are a component of long-term compensation for both years in the performance cycle.

(2)

Our CEO retention incentive program provides our Chief Executive Officer with the opportunity to earn cash retention incentives, which, if earned, will be mandatorily deferred pursuant to our Deferred Compensation Plan and will be forfeited unless our Chief Executive Officer remains employed by our Company until April 28, 2019, our fiscal 2020. We granted two incentives to our Chief Executive Officer under our CEO retention incentive program in fiscal 2017: (i) the fiscal 2017 CEO evaluation-based incentive, which has a one-year performance period, and (ii) the fiscal 2017 – 2018 CEO performance-based retention incentive, which has a two-year performance period, beginning with fiscal 2017. All of the fiscal 2017 CEO evaluation-based incentive is included at target in the chart above. We have included the annualized (50%) value of the fiscal 2017 – 2018 CEO performance-based retention incentive at target in the chart above. The fiscal 2017 – 2018 CEO performance-based retention incentive is a component of long-term compensation for both years in the performance period. The two-year performance-based retention incentives under our CEO retention incentive program have end-to-end performance cycles and are granted every other year. Consequently, we will not provide any additional two-year performance based retention incentives for our Chief Executive Officer until fiscal 2019, after the completion of the current fiscal 2017 – 2018 award cycle.

Highlights of Fiscal 2017 Compensation Actions.    The following highlights the Committee’s key compensation decisions for fiscal 2017. These decisions were made after reviewing compensation data provided by the Committee’s independent compensation consultant.

●

Base Salaries.    The Committee awarded a base salary increase of 5.3% to our Chief Executive Officer for fiscal 2017 and base salary increases ranging from 3.0% to 5.0% to our Other Named Executive Officers for fiscal 2017.

●

Annual Cash Incentive Payouts.    Our fiscal 2017 cash incentives paid out at an average of 163.71% of target. Our Chief Executive Officer earned an annual cash incentive equal to 179.78% of his fiscal 2017 base salary, and our Other Named Executive Officers earned fiscal 2017 annual cash incentives equal to 154.07% of their fiscal 2017 base salaries. The financial performance metrics for these awards were net sales, EBT and DWC.

●

Restricted Stock Awards.   On April 21, 2016, the Committee awarded restricted stock awards to our Named Executive Officers that vest over three years. Our Chief Executive Officer received an award valued at $1,018,429 and our Other Named Executive Officers received awards with values ranging from $87,284 to $274,806.

●

Fiscal 2015 – 2016 Performance-Based Awards.   On April 21, 2016, the Committee established the fiscal 2017 – 2018 cash-based performance awards to our Named Executives Officers. Our Chief Executive Officer received an award with a value of $2,136,000 at target and our Other Named Executive Officers received awards with values ranging from $215,280 to $754,578 at target. These awards are end-to-end awards and will only be granted every other year. Our Company will not award additional two-year cash-based performance awards until completion of the current fiscal 2017 – 2018 award cycle. The financial performance metrics for these awards are cumulative net sales, cumulative EPS and average ROIC.

●

Chief Executive Officer Performance-Based Retention Incentive.   On April 21, 2016, our Board, upon recommendation of the Committee, established the fiscal 2017 CEO evaluation-based retention incentive that paid out $445,000 on April 27, 2017, all of which was mandatorily deferred pursuant to our Deferred Compensation Plan and will be forfeited unless our Chief Executive Officer remains employed by our Company until April 28, 2019, the Company’s fiscal 2020.

In addition, on April 21, 2016, the Committee established the fiscal 2017 – 2018 CEO performance-based retention incentive that provides our Chief Executive Officer with the opportunity to earn $445,000 at target if our Company meets certain objective financial performance goals during the two-year performance period. The amount earned, if any, will then be mandatorily deferred pursuant to our Deferred Compensation Plan and will be forfeited unless our Chief Executive Officer remains employed by our Company until April 28, 2019, the Company’s fiscal 2020. This is an end-to-end award, and our Company will not award an additional two-year CEO performance-based retention incentive until fiscal 2019, after the completion of the current fiscal 2017 – 2018 award cycle. The financial performance metrics for this award are cumulative net sales, cumulative EPS and average ROIC.

Overview of Primary Compensation Elements

The table below provides an overview of the three primary compensation elements used in our executive compensation program.

Compensation Element	Objective	How Determined	Market Positioning(1)	How Impacted by Performance
Base Salary	Attract and retain executives by offering salaries that are competitive with the market.

Annual subjective assessment of executive leadership and individual performance, experience, tenure, competitive market data, internal equity among positions with similar responsibilities and executive potential.

			Targeted to be around the 50th percentile relative to competitive market practices.	Based on individual performance.
Annual Cash Incentive Compensation	Create an incentive for achievement of pre-defined annual Company performance results.

For target bonus award opportunity percentages – competitive market data and trends, and internal equity among positions with similar responsibilities.

For actual bonus payouts – performance against pre-established criteria in our annual cash incentive plan.

Our overall performance results will yield total cash compensation levels as follows:

●    Below target performance: total cash at or below the 25th percentile.

●    Target performance: total cash slightly below the 50th percentile.

●    Above target performance: total cash above the 50th percentile.

Payout dependent on achievement of one-year Company financial performance goals.
Long-Term Incentive Compensation: ● Restricted Stock and ● Two-Year Performance-Based Awards	Align the interests of executives with shareholders and provide focus on long-term sustained performance. Create appropriate retention incentives.	Company performance, annual subjective assessment of achievement of individual business objectives, market data and trends, internal equity among positions with similar responsibilities and executive potential.	Targeted generally to be at or slightly above the 50th percentile for target performance and up to the 75th percentile for maximum performance.

Performance that increases our stock price increases the value of the restricted stock awards.

Cash payout of the two-year performance-based awards is dependent on achievement of two-year Company financial performance goals.

(1)	Actual pay levels may be above or below the targeted level depending on all of the factors outlined in the “How Determined” column of the table.

Compensation Process

Our compensation program is evaluated annually taking into consideration changes to our business strategy, the economy and our competitive marketplace.

During the first quarter of each fiscal year, the performance of each of our Named Executive Officers is evaluated based on a subjective assessment of (i) his or her executive leadership; and (ii) achievement of agreed-upon individual business objectives for the just-completed fiscal year. The annual performance evaluation of our Chief Executive Officer is administered by our Nominating and Corporate Governance Committee, with all non-employee directors participating in the performance evaluation, and the results of the Chief Executive Officer’s annual performance evaluation are reviewed by the Committee and our full Board. Our Chief Executive Officer conducts or participates in the annual performance evaluation of our Other Named Executive Officers and reviews the results with members of the Committee.

In establishing the elements and levels of compensation for a fiscal year, the Committee considers the annual performance evaluations of our Named Executive Officers and reviews its compensation consultant’s independent analyses of compensation based on comparable positions, using both published survey sources and company peer group data to determine our competitive positioning relative to the market. Our Chief Executive Officer makes recommendations to the Committee on compensation for our Other Named Executive Officers, but does not participate in the determination of his own compensation.

The Committee continuously monitors our compensation programs and annually reviews a compensation “tally sheet,” which lists total direct compensation (base salary, annual cash incentive compensation and long-term incentive awards and retention incentives), perquisites, other elements of executive compensation, broad-based employee benefits and wealth accumulation through Company equity and retirement plans for our Named Executive Officers; however, the compensation tally sheets are not used to make actual pay decisions. The Committee assesses historical pay and performance to ensure continued alignment of our compensation programs. However, the Committee generally does not consider compensation earned in prior years in establishing the elements and levels of compensation for a Named Executive Officer in the current fiscal year.

Consulting Assistance, Peer Group and Competitive Market

Compensation Consultant Independence.  In fiscal 2017, the Committee retained the services of Pearl Meyer to assist with the review of overall compensation for our executive officers. Pearl Meyer reports directly to the Committee, and the Committee can replace Pearl Meyer or hire additional consultants at any time. During fiscal 2017, Pearl Meyer attended five Committee meetings in person or by telephone, including executive sessions, as requested, and consulted with the Chair of the Committee between meetings.

As required under the Dodd-Frank Act, the Committee has analyzed whether the work of Pearl Meyer as its compensation consultant raises any conflict of interest, taking into consideration the following factors under this rule: (i) Pearl Meyer does not provide any other services to our Company; (ii) the amount of fees from our Company paid to Pearl Meyer is less than 1% of Pearl Meyer’s total revenue; (iii) Pearl Meyer’s policies and procedures were designed to ensure independence; (iv) Pearl Meyer does not have any business or personal relationship with an executive officer of our Company or any member of the Committee; and (v) neither Pearl Meyer, nor any member of its consulting team, owns any stock of our Company. The Committee has determined, based on its analysis of the above factors, that Pearl Meyer is independent of our Company and the work of Pearl Meyer (and the individual compensation advisors employed by Pearl Meyer) as compensation consultant to the Committee has not created any conflict of interest. The Committee will continue to monitor the independence of its compensation consultant on an annual basis.

Peer Group.  The selection criteria identified for determining and reviewing our Company’s peer group generally include:

●	Companies with revenue within a similar range (0.33 to 3.0 multiple).

●	Companies with market capitalization within a similar range (0.33 to 3.0 multiple).

●	Companies with market capitalization to revenue ratio of 0.5 or greater.

●	Companies in the same or similar industries.

●	Companies with business model similarity, which may include the following:

◾	Coatings for special purposes (e.g., protective, UV, etc.);

◾	Construction materials, primarily for commercial or industrial applications;

◾	Specialized/customized product lines;

◾	Heavy-duty manufacturing operations and project-directed manufacturing;

◾	Project-based businesses;

◾	Green product or service initiatives; and

◾	Revenues generated primarily in the United States (greater than 60%).

●	Companies in the same geographic location (to a lesser degree).

●	Companies included in the prior-year peer group, to help ensure year-over-year consistency (where appropriate).

Compensation actions taken during fiscal 2017, including the determination of fiscal 2017 base salaries, annual cash incentive targets, restricted stock awards and the fiscal 2017 – 2018 performance-based awards, were based on the 15-company peer group listed below.

● Aegion Corporation	● Griffin Corporation

● AZZ incorporated	● H.B. Fuller Company

● CLARCOR Inc.	● Lydall, Inc.

● Columbus McKinnon Corporation	● NCI Building Systems, Inc.

● Daktronics, Inc.	● Quaker Chemical Corporation

● Eagle Materials Inc.	● Quanex Building Products Corporation

● EnPro Industries, Inc.	● Tennant Company

● Graco Inc.

During the fourth quarter of fiscal 2017, the Committee, with the assistance of its independent compensation consultant and using the selection criteria outlined above, identified a revised compensation peer group, which will be utilized for fiscal 2018 compensation actions. The revised 14 company peer group includes the following companies.

● Aegion Corporation	● H.B. Fuller Company

● AZZ incorporated	● Headwaters Incorporated

● CLARCOR Inc.	● LCI Industries

● Eagle Materials Inc.	● NCI Building Systems, Inc.

● EnPro Industries, Inc.	● Quaker Chemical Corporation

● Graco Inc.	● Quanex Building Products Corporation

● Griffin Corporation	● Tennant Company

Columbus McKinnon Corporation, Daktronics, Inc., and Lydell, Inc., three companies in our prior peer group, were excluded from our revised peer group because they had lower revenues and market capitalization than our selection criteria and Headwaters Incorporated and LCI Industries, two new companies, were included in the peer group.

Competitive Market.  The Committee relies on its independent compensation consultant to help define the appropriate competitive market using a combination of the peer group companies and compensation surveys. The information on the competitive market is used by the Committee:

●	As an input in designing our compensation plans and philosophy;

●	As an input in developing base salary adjustments, annual cash incentive targets and long-term incentive ranges;

●	To benchmark the form and mix of long-term awards;

●	To assess the competitiveness of total direct compensation awarded to our Named Executive Officers and certain of our other executives; and

●	To benchmark overhang levels (dilutive impact on our shareholders of equity compensation) and annual burn rate (the aggregate shares awarded as a percentage of total outstanding shares).

Fiscal 2017 Individual Compensation Actions

Fiscal 2017 Annual Performance Accomplishments.  The performance during fiscal 2017 of each of our Named Executive Officers was evaluated based on a subjective assessment of (i) his or her executive leadership; and (ii) achievement against his or her individual business objectives for fiscal 2017. Below is certain information regarding each Named Executive Officer’s individual business objectives for fiscal 2017 and accomplishments against those objectives.

●	Mr. Puishys. Mr. Puishys had the following individual business objectives for fiscal 2017:

○	New Market Expansion:
–

Expanded the geographic presence of our Architectural Framing Systems segment in the Northeastern region of the U.S. and Canada through the acquisition of Sotawall with annual revenues of approximately $100 million.

–	Grew sales of architectural glass for mid-sized U.S. projects, which is a less cyclical segment of the commercial construction industry.

○	Framing Systems Segment Expansion:
–	Acquired a new business unit in the Architectural Framing System segment with the acquisition of Sotawall adding approximately $100 million in annual revenues.
–	Grew Architectural Framing Systems sales by 25%, with only six percentage points of growth attributable to the Sotawall acquisition.
–	Expanded the geographic presence of our U.S. storefront and entrance system business in the Northeast region of the U.S. and Texas.
–	Expanded the geographic presence of our aluminum finishing business in the Northeast and Southern regions of the U.S.

○	Large Scale Optical Segment Diversification:
–	Grew sales of TruLife acrylic product and added seven TruLife acrylic fabricators to fill customer TruLife orders.
–	Grew international sales of framing and display products; primarily in Europe and added seven new international distributors.

○	Commercial Retrofit Initiative:
–	Increased new order commitments by over 30% over the prior year.
–	Increased the project pipeline 39% over the prior year.
–	Added technical talent to provide industry-leading energy modeling capabilities.
–	Continued building and expanding Apogee’s reputation in the building retrofit industry through publication of industry articles, case studies, trade show presentations and trade show exhibits.

●	Mr. Porter. Mr. Porter had the following individual business objectives for fiscal 2017:

○	Financial and Operational Performance:
–	Grew fiscal 2017 revenues by 14%, 12% excluding the impact of the Sotawall acquisition.
–	Gross margin improved 140 basis points to 26%.
–	Operating margin improved 110 basis points to 11%.
–	Operating income increased 25% to $122 million.
–	EPS (diluted) increased 34% to $2.97.

○	Strategy and Business Development Initiatives:
–

Acquired Sotawall during the fourth quarter of fiscal 2017 enabling strategic growth in the Northeastern region of the U.S. and Canada and adding new projects for our Architectural Framing Systems segment.

–	Grew sales of architectural glass for U.S. mid-size projects, projects that are typically less impacted during the down cycle of the commercial construction market.

○	Commercial Building Retrofit Initiative:
–	Added human and financial resources to facilitate growth in new order commitments by over 30% and increase the project pipeline for potential future sales.
–	Led efforts to develop and strengthen strategic relationships with building owners, developers and project managers and enhance Apogee’s reputation in the building retrofit market.

●	Ms. Beithon. Ms. Beithon had the following individual business objectives for fiscal 2017:

○	Support for Business Development Initiatives:
–	Provided legal, due diligence, negotiation and integration support for the Sotawall acquisition.
–	Provided legal and due diligence support for other business development investments and growth initiatives.
–	Provided legal support for patent and trademark prosecution.

○	Compliance and Corporate Governance:
–	Led environmental compliance audits of various Company facilities.
–	Led improvements in export, FCPA and other compliance areas.
–	Implemented improved related person transaction processes.
–	Led Section 16 officer reporting compliance efforts, resulting in no late filings during fiscal 2017.
–	Led various corporate government initiatives.

○	Litigation and Claim Management:
–	Management and successful resolution of various claims and litigation matters.

●	Mr. Klein. Mr. Klein had the following individual business objectives for fiscal 2017:

○	Cost Productivity Savings:
–	Achieved an estimated $15,300,000 in cost productivity savings through lean/continuous improvement projects.
–	Conducted cost productivity audits at all business units.

○	Continuous Improvement and Lean Initiatives:
–	Introduced 26 new dimensions of business excellence throughout the Company to drive continuous improvement activities in operations and other functional groups in fiscal 2017 and future years.
–	Conducted continuous improvement and lean initiative audits at all business units.

○	Supply Chain and Procurement Initiatives:
–	Improved purchasing leverage and unit pricing by consolidating company-wide purchasing for selected products.
–	Extended payment terms on payables by converting certain vendors to credit card payment options and other extended payment terms.

○	Safety:
–	Achieved industry leading safety performance with a company-wide OSHA total recordable incident rate of 2.79 for the year.

●	Mr. Johnson. Mr. Johnson had the following individual business objectives for fiscal 2017:

○	Working Capital Management DWC:
–	Led efforts to reduce days working capital (“DWC”) by approximately 1.1 days to 46.1 days at the end of fiscal 2017.
–	Drove a reduction in days sales outstanding at one of our Architectural Framing Systems segment businesses to an average of 37.9 days.

○	Treasury Management:
–

Negotiated an amended and extended revolving credit facility with increased borrowing limits and improved terms to increase flexibility and fund acquisition activities, such as the Sotawall acquisition.

–	Executed the repurchase of 250,001 shares of our common stock for approximately $10,800,000.

○	Enterprise Risk Management:
–	Evaluated our insurance coverage program and negotiated appropriate levels of coverage at competitive rates with quality carriers.
–	Led a successful leadership transition of the Risk Management Department resulting from the retirement of the Director, Risk Management.

○	Tax Planning:
–	Negotiated tax incentives in connection with capital improvements made to our production facilities that are estimated to have approximately $4.1 million in benefits over time.
–	Structured the Sotawall acquisition in a tax efficient manner.
–	Executed a tax efficient distribution from our Brazilian subsidiary to its U.S. parent.

Base Salary.  Base salary reflects a fixed portion of the overall compensation package and is the base amount from which certain other compensation elements are determined, including target annual cash incentive opportunities and long-term incentive compensation award opportunities. In making salary adjustments, the Committee considers the executive’s base salary relative to the market, our compensation philosophy and other factors, such as individual performance against business plans, leadership, initiatives, experience, knowledge and job criticality. After discussing these items, the Committee determined it was appropriate to provide merit increases to all of our Named Executive Officers for fiscal 2018.

Below is information on the base salaries of our Named Executive Officers for fiscal 2017 and fiscal 2018.

Base Salary

Name	Fiscal 2017 Base Salary ($)	Percent Increase in Fiscal 2017 (%)	Fiscal 2018 Base Salary ($)	Percent Increase in Fiscal 2018 (%)
Joseph F. Puishys	890,000	5.3	935,000	5.1
James S. Porter	419,210	3.0	435,000	3.8
Patricia A. Beithon	346,500	5.0	360,000	3.9
John A. Klein	272,950	3.0	285,000	4.4
Gary R. Johnson	239,200	4.0	246,376	3.0

Annual Cash Incentive Compensation.  Annual cash incentive awards are designed to reward short-term performance results. These results are based on achievement relative to objective financial goals set forth in the annual operating plan approved by our Board of Directors. For fiscal 2017, annual cash incentive awards to our Named Executive Officers were made pursuant to our shareholder-approved Apogee Enterprises, Inc. Executive Management Incentive Plan (the “Executive MIP”), as described below. The Executive MIP must be re-approved by shareholders once every five years and was re-approved in fiscal 2017.

Executive MIP.  Our Executive MIP was adopted to ensure the tax deductibility of the annual cash incentive compensation that may be earned by our Named Executive Officers. Our Executive MIP is designed to be an annual bonus “pool” plan. Each fiscal year, the Committee establishes a bonus pool equal to a percentage of one or more performance factors from a list of approved factors set forth in our Executive MIP. If the bonus pool generated for any fiscal year is not sufficient to fund all potential payouts to participants under the plan, the awards earned by each participant will be reduced proportionately based on each participant’s percent of the pool.

Each fiscal year, the Committee selects the executives of our Company who will participate in our executive management incentive plan for that year and assigns a percentage of the bonus pool to each participating executive, with the total percentage not to exceed 100% of the bonus pool for any given fiscal year. The percentage of the bonus pool assigned to each participating executive establishes the maximum annual cash incentive award payout for that individual participant for the current fiscal year; however, no one individual payout under the Executive MIP can exceed $3,000,000 in any given fiscal year.

The actual annual cash incentive awards to be paid to participants after the annual bonus pool has been established may be adjusted downward based on the achievement of one or more additional predetermined, objective performance goals based on the annual operating plan approved by our Board of Directors. At least one of the additional predetermined, objective performance goals must be met at the threshold level in order for any annual cash incentive to be paid to an executive. In addition, if our Company is not profitable, no annual cash incentives will be paid even if the other goals are at or above threshold.

Generally, if the threshold performance level for all performance goals is achieved, 50% or less of the target award will be earned; if target performance level for all performance goals is achieved, 100% of the target award will be earned; and if maximum performance level for all performance goals is achieved, 200% of the target award will be earned. If the threshold performance level for only one performance goal is achieved and the threshold performance is not achieved for any of the other performance goals, less than 50% of the target award will be earned based on the weighting allocated to that specific performance goal. For any performance between these levels, awards will be interpolated. The Committee has the discretion to further reduce payouts under our Executive MIP, as appropriate.

Fiscal 2017 Annual Cash Incentive Payouts.  The performance factor used to establish the fiscal 2017 bonus pool under our Executive MIP was 5% of Apogee operating income. In fiscal 2017, we had operating income of $122.225 million, generating a bonus pool of $6.111 million.

The tables below set forth certain information with respect to the fiscal 2017 annual cash incentive award payout ranges as a percentage of fiscal 2017 salary for our Named Executive Officers.

Fiscal 2017 Annual Cash Incentive Compensation Ranges

Name	Threshold Payout as a Percentage of Fiscal 2017 Salary (%)(1)	Target Payout as a Percentage of Fiscal 2017 Salary (%)(2)	Maximum Payout as a Percentage of Fiscal 2017 Salary (%)(3)
Joseph F. Puishys	5.25	105.00	210.00
James S. Porter	3.75	75.00	150.00
Patricia A. Beithon	3.00	60.00	120.00
John A. Klein	2.00	40.00	80.00
Gary R. Johnson	2.00	40.00	80.00

(1)

Assumes threshold performance level is achieved for only the performance goal with the lowest weighting and is not achieved for any other performance goals. If actual results are below threshold performance level for all performance goals, the payout will be zero.

(2)	Assumes target performance level is achieved for all performance goals.

(3)	Assumes maximum performance level is achieved or exceeded for all performance goals.

The following table outlines the performance metrics, weighting and performance levels and actual performance achievement for the fiscal 2017 performance cycle.

Fiscal 2017 Annual Cash Incentive Performance Levels and Actual Performance

Performance Goal	Weighting (%)	Threshold	Target	Maximum	Actual Performance
Net Sales	25	$1,009,286,000	$1,078,764,000	$1,119,878,000	$1,114,533,000
EBT	65	$104,050,000	$119,829,000	$128,500,000	$122,806,000
DWC	10	52.2 days	49.7 days	47.3 days	46.1 days

The following table sets forth certain information with respect to the fiscal 2017 annual cash incentive compensation payouts for each of our Named Executive Officers.

Fiscal 2017 Annual Cash Incentive Compensation Payouts

	Performance Goals		Potential Payout		Actual Payout
Name	Metric	Weighting (%)	Target Payout as a Percent of Fiscal 2017 Salary (%)	Target Payout Level ($)	Percentage of Target (%)	Guideline Amount ($)	Approved Payout Amount ($)(1)	Percent of Fiscal 2017 Salary (%)
Joseph F. Puishys	Net Sales	25	26.25	233,625	187.00	436,901	485,529	54.55
	EBT	65	68.25	607,425	134.33	815,952	906,769	101.89
	DWC	10	10.50	93,450	200.00	186,900	202,702	23.34

		100	105.00	934,500	154.07	1,439,753	1,600,000	179.78

James S. Porter	Net Sales	25	18.75	78,602	187.00	146,975	146,975	35.06
	EBT	65	48.75	204,365	134.33	274,540	274,540	65.49
	DWC	10	7.50	31,441	200.00	62,882	62,882	15.00

		100	75.00	314,408	154.07	484,397	484,397	115.55

Patricia A. Beithon	Net Sales	25	15.00	51,975	187.00	97,193	97,193	28.05
	EBT	65	39.00	135,135	134.33	181,532	181,532	52.39
	DWC	10	6.00	20,790	200.00	41,580	41,580	12.00

		10	60.00	207,900	154.07	320,305	320,305	92.44

John A. Klein	Net Sales	25	10.00	27,295	187.00	51,042	51,042	18.70
	EBT	65	26.00	70,967	134.33	95,341	95,341	34.93
	DWC	10	4.00	10,918	200.00	21,836	21,836	8.00

		100	40.00	109,180	154.07	168,219	168,219	61.63

Gary R. Johnson	Net Sales	25	10.00	23,920	187.00	44,730	44,730	18.70
	EBT	65	26.00	62,192	134.33	83,553	83,553	34.93
	DWC	10	4.00	9,568	200.00	19,136	19,136	8.00

		100	40.00	95,680	154.07	147,419	147,419	61.63

(1)

The individual approved payout amount for each of our Named Executive Officers is less than the maximum allocation of the bonus pool under our Executive MIP for such individual. Therefore, all approved payout amounts for our Named Executive Officers are fully deductible under Section 162(m).

Long-Term Incentive Compensation.    We utilize two instruments to deliver long-term incentive compensation. The mix of long-term incentive instruments is determined annually by the Committee, and for fiscal 2017 were restricted stock awards and two-year performance-based awards. We issue two-year performance-based awards only in the first year of the two-year performance cycle (granted every other year using an end-to-end performance cycle).

Restricted Stock Awards.  Each year, the Committee determines a fixed dollar value of the restricted stock award for each executive for the just-completed fiscal year. The Committee begins its deliberations with a targeted fixed dollar value, as a percentage of base salary, which is compared to competitive levels of long-term incentives for comparable positions in the market, based on data provided by the Committee’s independent compensation consultant. The Committee determines a final fixed dollar value for each of our Named Executive Officers after considering the subjective evaluation of each of our Named Executive Officers’ performance against his or her individual business objectives for the just-completed fiscal year. Restricted stock awards generally vest in three equal annual installments on April 30 of the year following the date of the award. Upon issuance of the restricted stock, each holder is entitled to the rights of a shareholder, including the right to vote the shares of restricted stock and receive any dividends and any other distributions.

On April 21, 2016, the Committee determined that Messrs. Puishys, Porter, Klein and Johnson and Ms. Beithon had substantially met his or her individual business objectives for fiscal 2016 and awarded our Named Executive Officers restricted stock as set forth below.

Fiscal 2017 Restricted Stock Awards

Name	Restricted Stock Awarded (#)	Value of Award ($)	Percentage of Fiscal 2017 Salary (%)	Grant Price ($)
Joseph F. Puishys	24,576 (1)	1,018,429	114	41.44
James S. Porter	6,300	274,806 (2)	66	43.62
Patricia A. Beithon	4,530	197,599 (2)	57	43.62
John A. Klein	2,100	91,602 (2)	34	43.62
Gary R. Johnson	2,001	87,284 (2)	36	43.62

(1)

On April 21, 2016, Mr. Puishys was awarded a restricted stock award having a value of $1,018,429, with the number of shares to be determined using the closing price of our common stock on the NASDAQ Global Select Market on April 29, 2016, the last trading day in the month of April, 2016. The closing price of our common stock on the NASDAQ Global Select Market on April 29, 2016, was $41.44.

(2)

The value of the award was calculated by multiplying the number of shares of restricted stock awarded by $43.62, the closing price of our common stock on the NASDAQ Global Select Market on April 21, 2016, the date of grant.

Two-Year Performance-Based Awards.  Our Company has granted two-year performance-based awards as a component of long-term incentive compensation since fiscal 2013. The Committee believes that two-year performance-based awards provide incentive to focus executives on achievement of specific two-year financial performance goals that are aligned with business fundamentals. The Committee also believes that these awards, which are settled in cash, are better instruments for delivering long-term incentive compensation than equity-based awards, as they are not dilutive to our shareholders. The two-year performance-based awards are designed to reward sustainable, profitable growth consistent with our strategic plan. The Committee believes that a two-year performance cycle provides the necessary line of sight to set realistic targets aligned with our Company’s objectives.

The two-year performance-based awards are end-to-end awards, have two-year performance periods and pay out in two equal annual installments after completion of the performance period. Generally, two-year performance-based awards are made in the first quarter of the first fiscal year of the two-year performance period. The two-year performance periods do not overlap; therefore a grant of this award is made every other year.

Non-overlapping cycles avoid the potential confusion associated with using different targets on the same metric or different metrics in the same year. The earned award is paid out in two equal installments, with 50% of the earned award paid in the first quarter of the year following completion of the performance cycle and the remaining 50% paid one year later (approximately three years after commencement of the performance cycle), with each payment contingent on the executive being employed by our Company on the date the payment is made. The Committee believes this payment approach for the earned award promotes retention.

Two-Year Performance-Based Awards and Payout Cycle

Award	Fiscal 2015	Fiscal 2016	Fiscal 2017	Fiscal 2018	Fiscal 2019	Fiscal 2020
Fiscal 2015 – 2016 Award	Performance Period		50% Paid	50% Paid
Fiscal 2017 – 2018 Award			Performance Period		50% Paid	50% Paid

●	Performance award cycles are measured on a fiscal year basis (March – February).

●	Award payouts are made 50% at the end of the two-year performance cycle (usually in May) and 50% in the following year (usually in March) promoting continued retention for plan participants.

The Committee determines the dollar value of two-year performance-based awards granted to each participating executive at the target performance level based on consideration of individual performance, our Company performance, market data and trends, internal equity, executive potential and input from our Chief Executive Officer with respect to our Other Named Executive Officers and other participating executives. The dollar value at the threshold performance level is determined as a percentage of base salary. Generally, if the threshold performance level for all performance goals is achieved, 50% or less of the target award will be earned; if target performance for all performance goals is achieved, 100% of the target award will be earned; and if maximum performance level for all performance goals is achieved, 200% of the target award will be earned. If threshold performance level for only one performance goal is achieved and the threshold performance is not achieved for any of the other performance goals, less than 50% of the target award will be earned based on the weighting allocated for that specific performance goal. For any performance between these levels, awards will be interpolated.

On April 21, 2016, after completion of the fiscal 2016 audit, the Committee determined the amount earned for the fiscal 2015 – 2016 cash-based performance awards, and the first and second installments of such awards were paid on April 29, 2016 and March 24, 2017, respectively. The payouts of the fiscal 2015 – 2016 cash-based performance award were reported in our 2016 proxy statement.

On April 21, 2016, the Committee established the fiscal 2017 – 2018 cash-based performance awards. The Committee determined the dollar value for the fiscal 2017 – 2018 cash-based performance awards as a percentage of fiscal 2017 base salary at the threshold, target and maximum award levels for each of our Named Executive Officers. The financial performance metrics for these awards are cumulative net sales (1/3), cumulative EPS (1/3) and average ROIC (1/3). The determination of the amounts earned, if any, of the fiscal 2017 – 2018 cash-based performance awards will not be made until the first quarter of fiscal 2019, after completion of the fiscal 2018 audit.

The table below sets forth certain information with respect to our fiscal 2017 – 2018 performance-based awards payout ranges as a percentage of salary at threshold, target and maximum performance.

Fiscal 2017 – 2018 Performance-Based Award Payout Ranges
		Threshold Payment(1)		Target Payout(2)		Maximum Payout(3)

Name	Performance Period (Fiscal Years)	Award Amount ($)	As a Percentage of Fiscal 2017 Salary (%)	Award Amount ($)	As a Percentage of Fiscal 2017 Salary (%)	Award Amount ($)	As a Percentage of Fiscal 2017 Salary (%)
Joseph F. Puishys	2017 – 2018	356,000	40	2,136,000	240	4,272,000	480
James S. Porter	2017 – 2018	125,763	30	754,578	180	1,509,156	360
Patricia A. Beithon	2017 – 2018	90,090	26	540,540	156	1,081,080	312
John A. Klein	2017 – 2018	40,943	15	245,655	90	491,310	180
Gary R. Johnson	2017 – 2018	35,880	15	215,280	90	430,560	180

(1)

Assumes threshold performance level is achieved for only one of the performance goals and is not achieved for any other performance goals. If actual results are below threshold performance level for all performance goals, the payout will be zero.

(2)	Assumes target performance level is achieved for all performance goals.

(3)	Assumes maximum performance level is achieved for all performance goals.

Chief Executive Officer Performance-Based Retention Incentive.    Taking into consideration the significant improvement in financial and operational performance of our Company since Mr. Puishys joined our Company as Chief Executive Officer on August 22, 2011, the Committee and our Board of Directors determined that it would be in the best interests of the Company and its shareholders to provide performance-based financial incentives for Mr. Puishys to remain with our Company until his retirement to continue to drive growth, operational improvement and successful implementation of our Company’s strategic plan. As a result, our Board of Directors established a performance-based retention incentive program for Mr. Puishys utilizing two performance-based instruments: a one-year, evaluation-based retention incentive and a two-year, performance-based retention incentive.

Any amounts earned pursuant to the CEO retention incentive program will be mandatorily deferred into our Deferred Compensation Plan and will be forfeited unless our Chief Executive Officer remains employed by our Company until April 28, 2019 (the “Retention Period”), in our fiscal 2020. In the event Mr. Puishys’ employment is terminated prior to the end of the Retention Period, the amount deferred will be immediately and irrevocably forfeited. In the case of death, disability or retirement, Mr. Puishys, or his estate, as applicable, will receive a pro-rata portion of the incentives. In the case of a change-in-control, as defined in the incentive agreements, the incentives will be adjusted by the Committee in its sole discretion. The incentives are subject to our Company’s clawback policy.

Fiscal 2017 CEO Annual Evaluation-Based Retention Incentive.    This retention incentive is a one-year, evaluation-based, cash incentive awarded pursuant to our Executive MIP. The amount of incentive earned, if any, is based upon Mr. Puishys’ achievement against his fiscal 2017 individual business objectives, as determined by our Board of Directors in the annual performance evaluation completed by non-employee directors. Our Chief Executive Officer’s performance criteria for fiscal 2017 were based upon new market expansion, architectural framing systems segment expansion, large scale optical segment diversification and commercial retrofit initiative strategy.

If Mr. Puishys met or exceeded his individual business objectives, he had the potential to earn a retention incentive between $222,500 at target and $445,000 at maximum, which will then be mandatorily deferred pursuant to our Deferred Compensation Plan. There is no threshold performance level for such retention incentive and the Compensation Committee may determine, in its sole discretion, to reduce the amount of incentive earned or to not award any incentive, depending upon actual performance achieved.

On April 27, 2017, our Board of Directors determined that Mr. Puishys exceeded his fiscal 2017 individual business objectives and awarded our Chief Executive Officer $445,000, which was mandatorily deferred pursuant to our Deferred Compensation Plan as required by the award agreement.

Fiscal 2017 – 2018 CEO Two-Year Performance-Based Retention Incentive.  This retention incentive is a two-year, performance-based, cash retention incentive under our Stock Incentive Plan. The amount of the incentive earned is based on the extent to which the threshold, target and maximum performance level of the two-year performance goals are achieved. The amount earned, if any, will then be mandatorily deferred into our Deferred Compensation Plan. The performance goals for the fiscal 2017 – 2018 CEO two-year performance-based retention incentive are cumulative net sales (1/3), cumulative EPS (1/3) and average ROIC (1/3), the same performance goals as the fiscal 2017 – 2018 performance-based awards. The fiscal 2017 – 2018 CEO two-year, performance-based retention incentive is an end-to-end award and, therefore, the Committee does not intend to award another two-year CEO performance-based retention incentive until fiscal 2019, after the completion of the fiscal 2017 – 2018 performance period.

The table below sets forth certain information with respect to the fiscal 2017 – 2018 CEO performance-based retention incentive potential payout ranges at threshold, target and maximum performance.

Fiscal 2017 – 2018 CEO Performance-Based Retention Incentive Payout Ranges
	Potential Payout
Performance Goal	Threshold(1)	Target(2)	Maximum(3)
Award Amount	$74,167	$445,000	$890,000
Percentage of Fiscal 2017 Salary	8.3%	50.0%	100.0%

(1)

Assumes threshold performance level is achieved for only one of the performance goals and is not achieved for any other performance goals. If actual results are below threshold performance level for all performance goals, the payout will be zero.

(2)	Assumes target performance level is achieved for all performance goals.

(3)	Assumes maximum performance level is achieved or exceeded for all performance goals.

Other Benefit Programs.    Executive officers, including our Named Executive Officers, are eligible to participate in our 401(k) Retirement Plan, described under the heading “401(k) Retirement Plan” on page 53, and our Employee Stock Purchase Plan, which allows participants to purchase shares of our Company’s common stock by contributing up to $500 per week, with our Company contributing an amount equal to 15% of the participant’s weekly contributions, on substantially the same terms as all of our other employees. Our executive officers also receive the same health and welfare benefits as those offered to all other full-time employees, with the exception that we offer enhanced long-term disability benefits to our executive officers.

Additionally, our executive officers may participate in voluntary non-qualified deferred compensation plans, as described under the headings “Deferred Compensation Plan” and “Legacy Deferred Compensation Plan” on pages 53 - 54, and we have entered into change-in-control severance agreements with each of our Named Executive Officers. The Committee does not consider specific amounts payable under these arrangements when establishing annual compensation. See “Change-in-Control Severance Agreements” on pages 55 - 56 and “Executive Benefits and Payments Upon Termination and Change-in-Control” on pages 57 - 58 for more information on these arrangements.

Generally, we do not make perquisites available to our Named Executive Officers, other than the reimbursement of financial and estate planning fees of up to $2,000 annually, enhanced long-term disability benefits, payment of relocation expenses, reimbursement of annual executive health physical costs up to $3,000 annually and reimbursement of spousal/guest travel expenses for certain Company events. We do not provide tax reimbursement or tax “gross-ups” on any perquisites.

Executive Stock Ownership Guidelines

Stock ownership guidelines for executives have been in place since 2001. The Committee monitors compliance with our stock ownership guidelines annually. Each executive has five years from the date he or she becomes subject to the stock ownership guidelines to meet his or her ownership guideline. If an executive is promoted and the target is increased, an additional three-year period is provided to meet the ownership guideline. For purposes of calculating stock ownership, we include unvested shares of restricted stock but do not include unexercised stock option or stock appreciation right (“SAR”) awards. Shares owned are valued based on the average closing price of our common stock for the just completed fiscal year.

The graph below shows the stock ownership guideline for each of our Named Executive Officers and summarizes the shares held as a multiple of base salary for our Named Executive Officers as of March 4, 2017, the last day of fiscal 2017. Currently, all of our Named Executive Officers exceed their ownership requirements, and none of our Named Executive Officers has pledged shares of our common stock as collateral for personal loans or other obligations.

Hedging Policy

Our Board of Directors believes that the interests of our executive officers, employees and members of our Board of Directors should be aligned with the interests of our shareholders. As a result, we have adopted a hedging policy that prohibits all employees and members of our Board of Directors from engaging in the purchase or sale of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our Company’s securities.

Clawback Policy

Our Board of Directors adopted a policy regarding “clawbacks” for Named Executive Officers and other key executives for performance-based short-term and long-term incentive compensation plans as of March 3, 2014. The policy provides the Board the discretion to clawback incentive compensation awarded or paid during the three-year period preceding the date of a restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws.

Section 162(m) Policy

Under Section 162(m), we must meet specified requirements related to our performance and must obtain shareholder approval of certain compensation arrangements in order for us to fully deduct compensation in excess of $1,000,000 paid to any of our Named Executive Officers, excluding our Chief Financial Officer. Our Executive MIP was re-approved by our shareholders in fiscal 2017 and includes specific performance criteria; therefore, annual incentive awards granted under our Executive MIP are deemed to meet the requirements of Section 162(m) and are not included in the $1,000,000 cap.

Our Amended and Restated 2002 Omnibus Stock Incentive Plan and our Stock Incentive Plan have been approved by our shareholders. Therefore, compensation attributable to certain equity awards and other awards granted under those plans may be excluded from the $1,000,000 cap under Section 162(m) as well. Additionally, cash compensation deferred by our executive officers under our Deferred Compensation Plan and Legacy Deferred Compensation Plan is not subject to the Section 162(m) cap until the year paid. Compensation paid in fiscal 2017 subject to the Section 162(m) cap is not expected to exceed $1,000,000 for any of our Named Executive Officers other than Mr. Puishys, whose compensation exceeded the $1,000,000 cap by $2,667,488, primarily due to the exercise of non-qualified stock options and the vesting of shares of a restricted stock award made as new hire inducement awards to Mr. Puishys when he joined our Company in August 2011.

The Committee intends to continue its practice of paying competitive compensation consistent with our philosophy to attract, motivate and retain executive officers to manage our business in the best interests of our shareholders. As a result, the Committee may choose to provide non-deductible compensation to our executive officers if it deems such compensation to be in the best interests of our Company and shareholders.

Compensation Risk Analysis

During fiscal 2017, the Committee, with the assistance of its independent compensation consultant and management, assessed risk in our compensation plans, practices and policies. In performing this risk assessment, the Committee considered:

●	The mix of fixed and variable compensation;
●	The mix of short-term and long-term incentive compensation;
●	The retention awards to our Chief Executive Officer;
●	The extent to which performance metrics are directly reflected in our audited financial statements or other objective reports;
●	The relative weighting of the performance metrics;
●	The likelihood that achievement of performance metrics could have a material impact on our financial performance in succeeding fiscal periods;
●	The various compensation risk control mitigation features in our compensation plans, including balanced financial performance metrics that include revenue, earnings and operational metrics;
●	Multiple financial performance metrics for our annual cash incentive and long-term cash-based incentive plans;
●	Different financial performance metrics for our annual cash incentive and long-term cash-based incentive plans;
●	Appropriate maximum caps on our annual cash incentive and long-term performance-based incentive plans and annual equity awards;
●	Management stock ownership guidelines; and
●	Our clawback and hedging policies.

The Committee annually assesses the risk of our compensation programs, policies and practices. The Committee does not believe any of our Company’s compensation programs create risks that are reasonably likely to have a material adverse effect on our Company.

Summary Compensation Table

The following table sets forth the total compensation in all capacities for fiscal 2017, 2016 and 2015 awarded to our Named Executive Officers.

Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(4)	All Other Compen -sation ($)(5)	Total ($)
Joseph F. Puishys	2017	901,058	1,018,429	2,045,000	—	52,739	4,017,226
Chief Executive Officer	2016	834,904	984,257	4,986,849	—	55,798	6,861,808
and President	2015	756,538	846,720	1,692,500	—	66,740	3,362,498
James S. Porter	2017	425,628	274,806	484,397	—	16,728	1,201,559
Executive Vice	2016	405,385	244,209	1,282,485	—	16,737	1,948,816
President and Chief	2015	393,570	189,603	402,031	—	41,939	1,027,143
Financial Officer
Patricia A. Beithon	2017	350,942	197,599	320,305	21,824	18,144	908,814
General Counsel and	2016	327,981	158,386	931,241	(4,347)	16,851	1,430,112
Corporate Secretary	2015	313,169	151,187	320,607	108,596	39,016	932,575
John A. Klein	2017	277,129	91,602	168,219	—	12,518	549,468
Senior Vice President,	2016	263,654	79,509	477,429	—	11,820	832,412
Operations and Supply	2015	253,789	76,487	173,043	—	10,689	514,008
Chain Management
Gary R. Johnson	2017	242,562	87,284	147,419	13,068	13,435	503,768
Vice President and	2016	228,090	75,878	406,516	9,129	12,067	731,680
Treasurer	2015	215,101	64,758	146,449	463	14,735	441,506

(1)	Our fiscal 2017 year had 53 weeks and our fiscal 2016 and 2015 years each had 52 weeks. As a result, the amounts shown in this column for fiscal 2017 include 53 weeks of salary.

(2)

The amounts shown in this column represent the grant date fair value of the restricted stock awards made in fiscal 2017, 2016 and 2015 to our Named Executive Officers. These amounts are calculated in accordance with FASB ASC Topic 718, based on the closing share price of our common stock on the date of grant. See Note 13 (Share-Based Compensation) to our fiscal 2017 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 4, 2017.

(3)

The amounts in this column for fiscal 2017 for our Chief Executive Officer represents the fiscal 2017 annual cash incentive award of $1,600,000 and fiscal 2017 CEO evaluation-based retention incentive of $445,000 which was deferred into our Deferred Compensation Plan, and for our Other Named Executive Officers represents only the fiscal 2017 annual cash incentive awards. The fiscal 2017 annual cash incentive awards and fiscal 2017 CEO evaluation-based retention incentive were made pursuant to our Executive MIP.

Our Executive MIP is discussed under the heading “Executive MIP” on pages 37 - 38 and the fiscal 2017 annual cash incentive awards and fiscal 2017 CEO evaluation-based retention incentive made pursuant to such plan are discussed under the heading “Fiscal 2017 Annual Cash Incentive Payouts” on pages 38 - 39, “Fiscal 2017 CEO Annual Evaluation-Based Retention Incentive” on page 42, and “Grants of Plan-Based Awards” on pages 49 - 50.

The amount in this column for fiscal 2016 represents the annual cash incentive awards earned for fiscal 2016 made pursuant to our Executive MIP and the full earned amount of the fiscal 2015 – 2016 performance-based awards for the two-year performance cycle made pursuant to our Stock Incentive Plan, reported in a single year as required by applicable SEC rules. Actual payments of earned fiscal 2015 – 2016 performance-based awards are made in two equal installments following the performance period and were contingent on continued active employment on each applicable payment date. The first payment of the fiscal 2015 – 2016 performance-based awards was made on April 29, 2016 and the second was made on March 24, 2017. The amount in this column for fiscal 2016 for our Chief Executive Officer also includes the fiscal 2016 CEO evaluation-based retention incentive made pursuant to our Executive MIP and the full earned amount of the fiscal 2015 – 2016

CEO performance-based retention incentive, made pursuant to our Stock Incentive Plan, both of which were mandatorily deferred into our Deferred Compensation Plan.

The following table sets forth information with respect to fiscal 2016 non-equity incentive plan compensation for our Named Executive Officers.

Name	Fiscal Year	Annual Cash Incentive Awards Earned ($)	Two-Year Performance- Based Awards Earned ($)	CEO Evaluation- Based Retention Incentive ($)	CEO Performance- Based Retention Incentive ($)
Joseph F. Puishys	2016	1,200,000	2,927,047	250,000	609,802
James S. Porter	2016	381,563	900,922	—	—
Patricia A. Beithon	2016	212,784	718,457	—	—
John A. Klein	2016	113,924	363,505	—	—
Gary R. Johnson	2016	98,877	307,639	—	—

The amount in this column for fiscal 2015 for our Chief Executive Officer represents the fiscal 2015 annual cash incentive award of $1,500,000 and fiscal 2015 CEO evaluation-based retention incentive of $192,500, which was mandatorily deferred into our Deferred Compensation Plan, and for our Other Named Executive Officers, represents only the fiscal 2015 annual cash incentive awards. The fiscal 2015 annual cash incentive awards and fiscal 2015 CEO evaluation-based retention incentive were made pursuant to our Executive MIP.

(4)

The following table shows each component of the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column for each of our Named Executive Officers for fiscal 2017, 2016 and 2015.

Name	Fiscal Year	Change in Pension Value ($)	Above Market Earnings on Amounts Deferred Pursuant to our Legacy Deferred Compensation Plan ($)
Joseph F. Puishys	2017	—	—
	2016	—	—
	2015	—	—
James S. Porter	2017	—	—
	2016	—	—
	2015	—	—
Patricia A. Beithon	2017	18,961	2,863
	2016	(6,347)	2,000
	2015	108,495	101
John A. Klein	2017	—	—
	2016	—	—
	2015	—	—
Gary R. Johnson	2017	—	13,068
	2016	—	9,129
	2015	—	463

(5)	The following table shows each component of the “All Other Compensation” column for each of our Named Executive Officers for fiscal 2017.

Name	Perquisites ($)	Company Matching Contributions to Defined Contribution Plans ($)(a)	Dividends or Earnings on Stock Awards ($)(b)	Total All Other Compensation ($)
Joseph F. Puishys	11,085(c)	10,147	31,507	52,739
James S. Porter	1,791(d)	9,061	5,876	16,728
Patricia A. Beithon	1,162(e)	12,788	4,194	18,144
John A. Klein	1,052(e)	9,447	2,019	12,518
Gary R. Johnson	3,147(f)	8,408	1,880	13,435

(a)

This column reports the amounts we set aside or accrued during fiscal 2017 under our 401(k) Retirement Plan and Employee Stock Purchase Plan as matching contributions on our Named Executive Officers’ contributions to such plans. Such contribution amounts are set forth in the table below. Our Named Executive Officers are eligible to participate in our 401(k) Retirement Plan and Employee Stock Purchase Plan on the same basis as all eligible employees.

Name	401(k) Retirement Plan Matching Contributions ($)	Employee Stock Purchase Plan 15% Matching Contributions ($)
Joseph F. Puishys	10,147	—
James S. Porter	7,471	1,590
Patricia A. Beithon	9,608	3,180
John A. Klein	9,447	—
Gary R. Johnson	8,408	—

(b)	This column represents dividends paid on unvested restricted stock.

(c)

Includes $2,000 for reimbursement of financial and estate planning fees, $1,162 in premiums paid for enhanced long-term disability insurance, $4,600 for reimbursement of executive health physical costs, and $3,323 for reimbursement of spousal travel.

(d)	Includes $1,162 in premiums paid for enhanced long-term disability insurance and $629 for reimbursement of spousal travel.

(e)	Consists of premiums paid for enhanced long-term disability insurance.

(f)	Includes $1,025 for reimbursement of financial planning fees, $920 in premiums paid for enhanced long-term disability insurance and $1,202 for reimbursement of guest travel.

Grants of Plan-Based Awards

The following table sets forth information for our Named Executive Officers concerning the following plan-based awards made during fiscal 2017: (i) estimated possible payouts for fiscal 2017 annual cash incentive awards; (ii) estimated possible payouts for the fiscal 2017 – 2018 cash-based performance awards; (iii) the grant date value of the restricted stock awards; (iv) estimated possible payouts for the fiscal 2017 CEO evaluation-based retention incentive award; and (v) estimated possible payouts for the fiscal 2017 – 2018 CEO performance-based retention incentive.

Fiscal 2017 Grants of Plan-Based Awards
					All Other Stock	Grant Date
		Estimated Possible Payouts under			Awards: Number	Fair Value of
		Non-Equity Incentive Plan Awards(1)			of Shares of	Stock and
	Grant	Threshold	Target	Maximum	Stock or	Option
Name	Date	($)	($)	($)	Units (#)(2)	Awards ($)(3)
Joseph F. Puishys
Fiscal 2017 annual cash incentive	4/21/2016	46,725	934,500	1,869,000	—	—
Restricted stock	4/21/2016	—	—	—	24,576	1,018,429
Fiscal 2017 – 2018 cash-based performance award	4/21/2016	356,000	2,136,000	4,272,000	—	—
Fiscal 2017 CEO evaluation-based retention incentive	4/21/2016	— (4)	222,500	445,000	—	—
Fiscal 2017 – 2018 CEO performance-based retention incentive	4/21/2016	74,167	445,000	890,000	—	—
James S. Porter
Fiscal 2017 annual cash incentive	4/21/2016	15,720	314,408	628,815	—	—
Restricted stock	4/21/2016	—	—	—	6,300	274,806
Fiscal 2017 – 2018 cash-based performance award	4/21/2016	125,763	754,578	1,059,156	—	—
Patricia A. Beithon
Fiscal 2017 annual cash incentive	4/21/2016	10,395	207,900	415,800	—	—
Restricted stock	4/21/2016	—	—	—	4,530	197,599
Fiscal 2017 – 2018 cash-based performance award	4/21/2016	90,090	540,540	1,081,080	—	—
John A. Klein
Fiscal 2017 annual cash incentive	4/21/2016	5,459	109,180	218,360	—	—
Restricted stock	4/21/2016	—	—	—	2,100	91,602
Fiscal 2017 – 2018 cash-based performance award	4/21/2016	40,943	245,655	491,310	—	—
Gary R. Johnson
Fiscal 2017 annual cash incentive	4/21/2016	4,784	95,680	191,360	—	—
Restricted stock	4/21/2016	—	—	—	2,001	87,284
Fiscal 2017 – 2018 cash-based performance award	4/21/2016	35,880	215,280	430,560	—	—

(1)

These columns show the range of possible payouts under the fiscal 2017 annual cash incentive awards, fiscal 2017 – 2018 cash-based performance awards, fiscal 2017 CEO evaluation-based retention incentive, and fiscal 2017 – 2018 CEO performance-based retention incentive. All of the fiscal 2017 annual cash incentive awards and the fiscal 2017 CEO evaluation-based retention incentive were made pursuant to our Executive MIP described under the heading “Executive MIP” on pages 37 - 38. All of the fiscal 2017 annual cash incentive awards are based on results achieved against financial performance goals. The fiscal 2017 CEO evaluation-based retention incentive is based on the assessment by our Board of Mr. Puishys’ achievement of his individual business objectives for fiscal 2017 as reflected in the CEO’s fiscal 2017 annual performance evaluation conducted by our Board. All of the fiscal 2017 – 2018 cash-based performance awards to our Named Executive Officers and the fiscal 2017 – 2018 CEO performance-based retention incentive were made pursuant to our Stock Incentive Plan and are based on the results achieved against financial performance goals over the two-year performance period. Since the two-year performance periods for the two-year performance-based awards and two-year CEO performance-based retention incentive do not overlap, there will be no two-year cash-based performance awards or two-year CEO performance-based retention incentive made in fiscal 2018.

Amounts shown in the “Threshold” column assume threshold performance level is achieved for only the performance goal with the lowest weighting and is not achieved for any other performance goals. Amounts shown in the “Target” and “Maximum” columns assume target and maximum performance levels, respectively, are achieved for all performance goals. The fiscal 2017 annual cash incentive award payouts and fiscal 2017 CEO evaluation-based retention incentive are included in the “Summary Compensation Table” on page 46 in the column titled “Non-Equity Incentive Plan Compensation” and described under the headings “Fiscal 2017 Annual Cash Incentive Payouts” on page 38 - 39 and “Fiscal 2017 CEO Annual Evaluation-Based Retention Incentive” on page 42, respectively.

(2)

For our Named Executive Officers, these restricted stock awards were based on performance during fiscal 2016 and vest in three equal annual installments commencing on April 30, 2017. Dividends or other distributions (whether cash, stock or otherwise) with respect to the shares of restricted stock will be paid during the vesting period. In the event of total disability or death prior to the end of the vesting period, the shares of restricted stock will be distributed at the end of the vesting period to the participant, in the event of disability, or to his or her estate, in the event of death. Our restricted stock program is described under “Restricted Stock Awards” on pages 39 - 40.

(3)

The fair value of the restricted stock awards was calculated in accordance with FASB ASC Topic 781 by multiplying the number of shares of our common stock by the closing price of our common stock on the NASDAQ Global Select Market on April 29, 2016 ($41.44) for Mr. Puishys and April 21, 2016 ($43.62) for our Other Named Executive Officers.

(4)	There is no threshold performance level for the fiscal 2017 CEO evaluation-based retention incentive.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the equity awards held by our Named Executive Officers as of March 4, 2017, the last day of fiscal 2017.

Outstanding Equity Awards at 2017 Fiscal Year-End

	Option Awards				Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Joseph	8/22/2011(3)	200,341	8.34	8/22/2021	—	—
F.	—	—	—	—	9,000(4)	523,710
Puishys	—	—	—	—	12,470(5)	725,629
	—	—	—	—	24,576(6)	1,430,077
James	—	—	—	—	2,015(4)	117,253
S.	—	—	—	—	3,094(5)	180,040
Porter	—	—	—	—	6,300(6)	366,597
Patricia	4/29/2008(7)	17,104	21.59	4/29/2018	—	—
A.	—	—	—	—	1,607(4)	93,511
Beithon	—	—	—	—	2,007(5)	116,787
	—	—	—	—	4,530(6)	263,601
John	—	—	—	—	813(4)	47,308
A.	—	—	—	—	1,007(5)	58,597
Klein	—	—	—	—	2,100(6)	122,199
Gary	—	—	—	—	688(4)	40,035
R.	—	—	—	—	961(5)	55,921
Johnson	—	—	—	—	2,001(6)	116,438

(1)	The exercise price for all stock option and SAR grants is 100% of the closing price of our common stock on the NASDAQ Global Select Market on the date of grant.

(2)

The market value is calculated by multiplying the closing price of $58.19 of our common stock on the NASDAQ Global Select Market on March 3, 2017, the last trading day of fiscal 2017, by the number of shares of restricted stock that had not vested as of March 4, 2017, the last day of fiscal 2017.

(3)	Represents a stock option award that vested in equal, annual installments on the first three anniversaries of the date of grant and has a 10-year term.

(4)	Represents an unvested restricted stock award granted on April 29, 2014, which vests in three equal annual installments on the first three anniversaries of the date of grant.

(5)	Represents an unvested restricted stock award granted on April 30, 2015, which vests in three equal annual installments on the first three anniversaries of the date of grant.

(6)	Represents an unvested restricted stock award granted on April 21, 2016, which vests in three equal annual installments commencing on April 30, 2017.

(7)

Represents a SAR award that vested in equal annual installments on the first three anniversaries of the date of grant and has a 10-year term. Upon exercise of a SAR, the holder will receive the number of shares of our common stock with a total value equivalent to the difference between the exercise price of the SAR and the fair market value of our common stock on the date of exercise. In the event of total disability or death, all outstanding SAR awards remain exercisable for a period of 12 months following the date of total disability or death.

Option Exercises and Stock Vested

The following table sets forth information on stock option and SAR award exercises and restricted stock awards vested during fiscal 2017 for each of our Named Executive Officers.

Fiscal 2017 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Joseph F. Puishys	100,000	3,788,125	53,422(3)	2,434,838(4)
James S. Porter	—	—	5,977(3)	247,687(5)
Patricia A. Beithon	14,946	461,532	4,503(3)	186,604(5)
John A. Klein	—	—	2,282(3)	94,566(5)
Gary R. Johnson	—	—	1,776(3)	73,597(5)

(1)

The value realized is the difference between the exercise price per share or SAR and the closing price of our common stock on the NASDAQ Global Select Market on the date of exercise multiplied by, in the case of a stock option, the number of shares acquired on exercise of the option or, in the case of a SAR, the number of SARs exercised.

(2)	The value realized is determined by multiplying the shares acquired on vesting by the closing price of our common stock on the NASDAQ Global Select Market on the vesting date.

(3)	Includes shares of restricted stock that became vested and were distributed during fiscal 2017.

(4)

Calculated using the closing prices of $41.44 on April 29, 2016 for the shares of restricted stock that became vested on April 29 and 30, 2016 and $48.53 on August 22, 2016 for the shares of restricted stock that became vested on August 22, 2016.

(5)	Calculated using the closing prices of $41.44 on April 29, 2016 for the shares of restricted stock that became vested on April 29 and 30, 2016.

Retirement Plan Compensation

Legacy Officers’ Supplemental Executive Retirement Plan

Our Legacy Officers’ Supplemental Executive Retirement Plan (“Legacy SERP”) is a non-qualified, defined benefit retirement plan in which only six current or former members of senior management participate, including Ms. Beithon, who is our only Named Executive Officer who is a participant in the plan. Our Legacy SERP was amended in October 2008 so that no benefits will accrue to participants after December 31, 2008.

Benefits under our Legacy SERP are based on a participant’s highest average compensation for the five highest consecutive, completed calendar years of annual compensation during the last 10 years of employment. For purposes of calculating Legacy SERP benefits, compensation is divided into two categories: base salary and bonus compensation. Bonus compensation is the participant’s annual cash incentive compensation but does not include equity or deferred compensation (when received).

Benefits under our Legacy SERP are calculated as an annuity equal to a participant’s years of service to our Company multiplied by the sum of 2% of his or her average monthly base salary and 4% of his or her average monthly bonus compensation, offset by benefits to be received under social security, our 401(k) Retirement Plan and our other defined contribution pension plans from contributions made by our Company. The maximum number of years of service that will be credited to any participant is 20 years. Benefits payable are generally a single life annuity unless the participant has made an election to receive a joint and survivor annuity or 10-year term certain and life annuity (both of which would be a reduced monthly benefit). A lump-sum payment is not available.

Under our Legacy SERP, the normal retirement age is 65 and a participant must be at least 55 years old to be eligible for benefits. If a participant retires from or terminates his or her employment with our Company on or after age 55 and elects to receive benefits prior to age 65, the participant’s monthly benefit will be reduced five-ninths of one percent for each of the first 60 months and five-eighteenths of one percent for each of the next 60 months by which the annuity starting date precedes the calendar month in which the participant would attain age 65.

Fiscal 2017 Pension Benefits Table

The following table shows the present value of accumulated benefits under our Legacy SERP as of March 4, 2017, the measurement date used in preparing our fiscal 2017 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 4, 2017, years of service credit and payments during fiscal 2017 for Ms. Beithon, our only Named Executive Officer who participates in our Legacy SERP. Our Chief Executive Officer is not a participant in our Legacy SERP.

Fiscal 2017 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Patricia A. Beithon	Legacy SERP	9	587,295	—

(1)

The present value of accumulated benefits is based on the assumptions used in determining our Legacy SERP benefit obligations and net periodic benefit cost for financial reporting purposes, except that no pre-retirement mortality assumption is used for these calculations. A complete description of the accounting policies and assumptions we used to calculate the present value of accumulated benefits can be found under Note 10 (Employee Benefit Plans – Officers’ Supplemental Executive Retirement Plan (SERP), Obligations and Funded Status of Defined-Benefit Pension Plans and Additional Information) to our fiscal 2017 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 4, 2017.

401(k) Retirement Plan

We provide our tax-qualified 401(k) Retirement Plan to substantially all of our U.S.-based, non-union employees and union employees at two of our manufacturing facilities, who are scheduled to work more than 1,000 hours in a plan year. A participating employee may elect to contribute up to 60% of eligible earnings on a pre-tax basis into his or her 401(k) Retirement Plan account. We make a matching contribution for all of our eligible U.S.-based, non-union employees equal to 100% of the first 1% and 50% of the next 5% of the eligible compensation that the employee contributes to the plan, and matching contributions are made by our Company for union employees according to the terms of union contracts. Our employees are fully vested in their own contributions and become fully vested in our matching contributions after two years of vesting service.

Non-Qualified Deferred Compensation

Deferred Compensation Plan

Our Deferred Compensation Plan is a non-qualified deferred compensation plan for a select group of management and other highly compensated employees of our Company and our subsidiaries, including our Named Executive Officers. For the 2016, 2015 and 2014 calendar years, approximately 179, 188 and 165 of our employees, respectively, were eligible to participate in our Deferred Compensation Plan and approximately 193 employees are eligible for the 2017 calendar year. Our Deferred Compensation Plan allows for deferrals by participants of up to 75% of base salary and sales commissions, and up to 100% of bonuses and other cash or equity-based compensation approved by the Committee, and also provides that we may establish rules permitting a participant to defer performance-based compensation up to six months prior to the end of a performance period. There is no maximum dollar limit on the amount that may be deferred by a participant each year. A participant in our Deferred Compensation Plan may elect to have the participant’s account credited with earnings and investment gains and losses by assuming that deferred amounts were invested in one or more of 18 hypothetical investment fund options selected by the participant, which had investment returns ranging from (2.12%) to 25.93% for calendar 2016. An Apogee common stock fund is not one of the investment options available under our Deferred Compensation Plan. Participants are permitted to change their investment elections at any time. We may also make discretionary contributions to a participant’s account under our Deferred Compensation Plan, and our Company will designate a vesting schedule for each such contribution. The participants are always 100% vested in the amount they defer and the earnings, gains and losses credited to their accounts. Participants are entitled to receive a distribution from their account upon: a separation from service, a specified date, death, disability, retirement (as defined in our Deferred Compensation Plan), or unforeseeable emergency that results in “severe financial hardship” that is consistent with the meaning of such term under Section 409A of the Internal Revenue Code. Distributions are in a lump sum, installments or a combination of lump sum with installments based upon the participant’s election as allowed under our Deferred Compensation Plan. Our Deferred Compensation Plan is an unfunded obligation of Apogee, and participants are unsecured creditors of Apogee.

Legacy Deferred Compensation Plan

Our Legacy Deferred Compensation Plan is a non-qualified deferred compensation plan for a select group of management or highly compensated employees of our Company and subsidiaries; however, in October 2010, the plan was amended to prohibit any future participant deferrals to the plan after our fiscal 2011. A participant in our Legacy Deferred Compensation Plan may choose to have his or her account credited with the applicable interest rate as set forth in the plan or credited with earnings and investment gains and losses by assuming the deferred amounts were invested in one or more of 18 hypothetical investment fund options selected by the participant, which had investment returns ranging from (2.12%) to 25.93% for calendar 2016. For amounts deferred for plan years beginning on or after January 1, 2010, the applicable interest rate, which is not considered to be an “above-market” interest rate, is the monthly average yield for the last calendar month of the prior fiscal year on U.S. Treasury securities adjusted to a constant maturity of 10 years. For amounts deferred for plan years beginning prior to January 1, 2010, the applicable interest rate, which may be considered to be an “above-market” interest rate, is the greater of the following rates: (i) the sum of one and one-half percent (1-1/2%) plus the monthly average yield for the last calendar month of the prior fiscal year on U.S. Treasury securities adjusted to a constant maturity of 10 years; or (ii) one-half of the rate of Apogee’s after-tax return on beginning shareholders’ equity for the prior fiscal year. Our Legacy Deferred Compensation Plan is an unfunded obligation of Apogee, and participants are unsecured creditors of Apogee. Distributions are in either a lump sum or installments.

Deferred Compensation Table

The table below provides information on our Named Executive Officers’ compensation earned with respect to fiscal 2017 and deferred under our Deferred Compensation Plan and Legacy Deferred Compensation Plan.

Fiscal 2017 Deferred Compensation

Name	Name of Plan	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Joseph F. Puishys	Deferred Comp.	—	445,000(2)	—	—	1,535,945(3)
	Legacy Deferred Comp.	—	—	—	—	—
James S. Porter	Deferred Comp.	—	—	—	—	—
	Legacy Deferred Comp.	—	—	—	—	—
Patricia A. Beithon	Deferred Comp.	—	—	—	—	—
	Legacy Deferred Comp.	—	—	2,863	—	49,985(4)
John A. Klein	Deferred Comp.	168,219(2)	—	—	—	374,577(3)
	Legacy Deferred Comp.	—	—	—	—	—
Gary R. Johnson	Deferred Comp.	61,574(2)	—	—	5,711	63,928(5)
	Legacy Deferred Comp.	—	—	13,068	—	228,162(5)

(1)

Pursuant to SEC rules, all earnings on non-qualified deferred compensation during fiscal 2017 in excess of 2.80%, 120% of the applicable federal rate compounded annually, have been deemed “above-market earnings.” During fiscal 2017, the interest paid on amounts deferred for plan years beginning prior to January 1, 2010 pursuant to our Legacy Deferred Compensation Plan was 8.54%. These amounts are reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the “Summary Compensation Table” on page 46.

(2)	The amounts reported for Messrs. Puishys, Klein and Johnson are reported in the “Summary Compensation Table” on page 46 in the “Non-Equity Incentive Plan Compensation” column.

(3)	The amounts reported for Messrs. Puishys and Klein are reported in the “Summary Compensation Table” on page 46 in the “Non-Equity Incentive Plan Compensation” column for fiscal 2017, 2016 and 2015.

(4)

The amount reported for Ms. Beithon is not reported in the “Summary Compensation Table” on page 46 because all of this amount was earned by her prior to fiscal 2015; however, all of this amount was reported in the “Summary Compensation Table” in the years earned.

(5)

The amounts reported for Mr. Johnson for our Deferred Compensation Plan are reported in the “Summary Compensation Table” on page 46 for fiscal 2017 and amounts earned by him prior to 2015 were included in the “Summary Compensation Table” in the years earned. The amount reported for Mr. Johnson for our Legacy Deferred Compensation Plan is not reported in the “Summary Compensation Table” on page 46, because all of this amount was earned by him prior to fiscal 2015; however, all of this amount would have been reported in the “Summary Compensation Table” in the years earned, provided Mr. Johnson was a Named Executive Officer in such years.

Potential Payments Upon Termination or Following a Change-in-Control

Payments Made Upon Termination

We do not have any employment agreements, employment arrangements or general severance plans covering our Named Executive Officers. Except as discussed below, if the employment of any of our Other Named Executive Officers is voluntarily or involuntarily terminated, no additional payments or benefits will accrue or be owed to him or her, other than what the Named Executive Officer has accrued and is vested in under our benefit plans discussed above, including under the heading “Retirement Plan Compensation” on page 52. Any severance benefits payable to our Named Executive Officers not triggered by a change-in-control would be determined by the Compensation Committee at its discretion.

Except in connection with a change-in-control, a voluntary or involuntary termination will not trigger an acceleration of the vesting of any outstanding equity awards.

Payments Made Upon Disability

Under the terms of the Apogee Enterprises, Inc. Short-Term and Long-Term Disability Plans, each of our Named Executive Officers who participates in such plans is eligible for a disability benefit. All of our Named Executive Officers have elected to participate in our enhanced Long-Term Disability Plan and are eligible for a disability benefit that is equal to 100% of his or her monthly base salary during the first three months of disability and 60% of his or her monthly base salary up to a maximum of $15,000 per month thereafter.

If the employment of any of our Named Executive Officers is terminated due to disability, the terms of our stock option and restricted stock agreements provide for the immediate vesting of such awards.

Pursuant to the terms of the CEO annual evaluation-based retention incentives and CEO two-year performance-based retention incentives, Mr. Puishys will receive a pro-rata portion of such awards if his employment is terminated due to disability prior to the end of the “Retention Period” (as defined in such retention incentive agreements).

Payments Made Upon Death

The terms of our stock option and restricted stock agreements provide for the immediate vesting of such awards in the event of the Named Executive Officer’s death.

Pursuant to the terms of the CEO annual evaluation-based retention incentives and CEO two-year performance-based retention incentives, Mr. Puishys’ estate will receive a pro-rata portion of the incentives in the event of his death prior to the end of the “Retention Period” (as defined in such retention incentive agreements).

Change-in-Control Severance Agreements

The Committee believes that offering a change-in-control program provides executive officers a degree of security in the event of a corporate transaction and allows for better alignment of executive officer and shareholder interests. We have entered into a change-in-control severance agreement (the “CIC Severance Agreement”) with each of our Named Executive Officers. Our CIC Severance Agreement is designed to retain our executive officers and provide for continuity of management in the event of an actual or threatened “Change-in-Control of Apogee” (as defined in the CIC Severance Agreement).

Our CIC Severance Agreement contains a “double trigger” for benefits, which means that there must be both a “Change-in-Control of Apogee” and a termination of the executive’s employment for the provisions to apply. It provides that, in the event of a “Change-in-Control of Apogee,” each executive officer who is a party to an agreement will have specific rights and receive specified benefits if the executive officer is terminated without “Cause” (as defined in the CIC Severance Agreement) or the executive officer voluntarily terminates his or her employment for “Good Reason” (as defined in the CIC Severance Agreement) within two years after the “Change-in-Control of Apogee.” In these circumstances, Messrs. Puishys, Porter and Klein, and Ms. Beithon will each receive a severance payment equal to two times his or her annual base salary and annual cash incentive at target level performance for such fiscal year. Mr. Johnson will receive a severance payment equal to his annual base salary and annual cash incentive at target level performance for such fiscal year. In addition, all unvested restricted stock awards held by the executive officer that have not vested by the employment termination date will be immediately vested on such date. Our CIC Severance Agreement provides that, for a 12- or 24-month period following a “Change-in-Control of Apogee,” our Company will continue to provide medical and dental insurance coverage for the executive officer and the executive officer’s dependents or will reimburse the executive officer for the cost of obtaining substantially similar benefits. No benefits will be paid to the executive officer pursuant to the CIC Severance Agreement unless the executive officer executes and delivers to Apogee a release of claims.

We do not provide a tax gross-up payment for any excise tax liability under Internal Revenue Code Section 4999 related to Section 280G excess parachute payments.

Our CIC Severance Agreements contain a “best-net-benefit” provision which provides that, in the event that payments under the agreements trigger excise tax for the executive officer, the executive officer has the option of either reducing the severance payment, if the net benefit is greater than paying the excise tax, or paying the excise tax himself or herself.

To receive these severance benefits, the executive officer shall not: (1) solicit, directly or indirectly, any of our existing or prospective customers, vendors or suppliers for a purpose competitive to our business or to encourage such customers, vendors or suppliers to terminate business with us; (2) solicit, directly or indirectly, any of our employees to terminate his or her employment; or (3) engage in or carry on, directly or indirectly, in certain geographic markets a business competitive with our business, for a period of 12 or 24 months following termination of employment.

The CIC Severance Agreements continue through December 31 of each year and provide for automatic extension for one-year terms prior to a Change-in-Control unless we give prior notice of termination.

The terms of the agreements for two-year performance-based awards provide that in the event of a Change-in-Control prior to the end of a performance period, the performance period is deemed to end on the date of the Change-in-Control and our Named Executive Officers are entitled to retain performance-based awards, to the extent earned, as adjusted for the truncated performance period. The terms of the restricted stock agreements for awards made pursuant to our Stock Incentive Plan contain a “double trigger” for acceleration of vesting upon a Change-in-Control, which means that there must be both a Change-in-Control and the Named Executive Officer’s employment must be terminated by the Company without “Cause” (as defined in the restricted stock agreement) or by the Named Executive Officer for “Good Reason” (as defined in the restricted stock agreement) in order for all shares of restricted stock that have not vested by the Employment Termination Date to vest. The terms of the agreements for the CEO annual evaluation-based retention incentives and CEO two-year performance-based retention incentive provide that in the event of a “Change-in-Control of Apogee” prior to the end of the “Retention Period” (as defined in such retention incentive agreements), the Retention Period will end on the date of the “Change-in-Control of Apogee” and the award amount will be adjusted by the Committee in its sole discretion.

Executive Benefits and Payments Upon Termination and Change-in-Control

The table below shows potential payments to our Named Executive Officers upon certain terminations pursuant to disability, death and a change-in-control of our Company. The table below assumes that disability, death or the termination of employment occurred or the change-in-control was effective as of March 3, 2017, the last trading day of fiscal 2017. The amounts shown are estimates of the amounts that would be paid to the executives upon termination of employment or the change-in-control, in addition to the base salary and bonus earned by our Named Executive Officers for fiscal 2017. We have not included payments or benefits that are fully vested and disclosed in the “Fiscal 2017 Pension Benefits” table on page 52 or “Fiscal 2017 Deferred Compensation” table on page 54. The actual amounts to be paid can only be determined at the actual time of a Named Executive Officer’s termination of employment.

Name	Type of Payment	Payments Upon Disability ($)	Payments Upon Death ($)	Payments After a Change-in- Control without Termination ($)	Payments Upon Involuntary or Good Reason Termination After a Change-in-Control Occurs ($)
Joseph	Cash Severance Payment	—	—	—	3,649,000(1)
F.	Health Insurance Benefits	—	—	—	26,197
Puishys	Reimbursement of Legal Costs	—	—	—	—(2)
	Acceleration of Vesting
	Restricted Stock	2,679,417(3)	2,679,417(3)	—	2,679,417(3)
	Performance-Based Awards	—(4)	—(4)	3,461,174(5)	3,461,174(5)
	CEO Evaluation-Based Retention Incentive	222,500(6)	222,500(6)	222,500(6)	222,500(6)
	CEO Performance-Based Retention Incentive	—(7)	— (7)	721,078(8)	721,078(8)
	Deferred Compensation	1,090,945(9)	1,090,945(9)	1,090,945(9)	1,090,945(9)
	Disability Payments	357,501(10)	—	—	—

	Total	4,350,363	3,992,862	5,495,697	11,850,311

James	Cash Severance Payment	—	—	—	1,467,235(1)
S.	Health Insurance Benefits	—	—	—	26,197
Porter	Reimbursement of Legal Costs	—	—	—	—(2)
	Acceleration of Vesting
	Restricted Stock	663,890(3)	663,890(3)	—	663,890(3)
	Performance-Based Awards	—(4)	—(4)	1,222,718(5)	1,222,718(5)
	Disability Payments	239,802(10)	—	—	—

	Total	903,692	663,890	1,222,718	3,380,040

Patricia	Cash Severance Payment	—	—	—	1,108,800(1)
A.	Health Insurance Benefits	—	—	—	8,891
Beithon	Reimbursement of Legal Costs	—	—	—	—(2)
	Acceleration of Vesting
	Restricted Stock	473,899(3)	473,899(3)	—	473,899(3)
	Performance-Based Awards	—(4)	—(4)	875,891(5)	875,891(5)
	Disability Payments	221,625(10)	—	—	—

	Total	695,524	473,899	875,891	2,467,481

John	Cash Severance Payment	—	—	—	764,260(1)
A.	Health Insurance Benefits	—	—	—	31,044
Klein	Reimbursement of Legal Costs	—	—	—	— (2)
	Acceleration of Vesting
	Restricted Stock	228,105 (3)	228,105(3)	—	228,105(3)
	Performance-Based Awards	—(4)	—(4)	398,059(5)	398,059(5)
	Disability Payments	191,070(10)	—	—	—

	Total	419,175	228,105	398,059	1,421,468

Gary	Cash Severance Payment	—	—	—	334,880(11)
R.	Health Insurance Benefits	—	—	—	10,056
Johnson	Reimbursement of Legal Costs	—	—	—	—(2)
	Acceleration of Vesting
	Restricted Stock	212,394(3)	212,394(3)	—	212,394(3)
	Performance-Based Awards	—(4)	—(4)	348,840(5)	348,840(5)
	Disability Payments	167,439(10)	—	—	—

	Total	379,833	212,394	348,840	906,170

(1)	Equals the sum of (a) two times his or her annual base salary as of March 3, 2017, and (b) two times his or her fiscal 2017 annual cash incentive award at target level performance.

(2)	We will pay legal fees and expenses incurred to obtain or enforce any right or benefit under his or her CIC Severance Agreement.

(3)

Includes restricted stock awards, which would vest upon an assumed occurrence on March 3, 2017 of one of the following events: (a) disability; (b) death; or (c) termination following a Change-in-Control. The amount in this table represents such aggregate number of shares multiplied by the closing price ($58.19) of our common stock on the NASDAQ Global Select Market on March 3, 2017, the last trading day of fiscal 2017.

(4)

In the event employment is terminated due to disability or death prior to the end of the performance period for the fiscal 2017 – 2018 performance-based awards, our Named Executive Officer, or his or her estate, as applicable, will be entitled to retain and receive a prorated portion (based on the amount of time elapsed between the beginning of the performance period and the date of termination) of the fiscal 2017 – 2018 performance-based awards at the end of the performance period to the extent earned.

(5)

The amount represents the payout of fiscal 2017 – 2018 performance-based awards assuming the performance period ended upon the assumed occurrence on March 3, 2017 (one day before the end of the first year in the two-year performance period) of one of the following events: (a) a Change-in-Control without termination; or (b) termination following a Change-in-Control.

(6)

The amount represents the payout of the fiscal 2017 CEO evaluation-based retention incentive assuming that the performance period and retention period ended upon the assumed occurrence on March 3, 2017 (one day before the end of the one-year performance period) of one of the following events: (a) disability; (b) death; (c) a Change-in-Control without termination; or (d) termination following a Change-in-Control.

(7)

In the event Mr. Puishys’ employment is terminated due to disability or death prior to the end of the performance period for the fiscal 2017 – 2018 CEO performance-based retention incentive, Mr. Puishys, or his estate, as applicable, will be entitled to retain and receive a prorated portion (based on the amount of time elapsed between the beginning of the performance period and the date of termination) of the fiscal 2017 – 2018 CEO performance-based retention incentive at the end of the performance period to the extent earned.

(8)

The amount represents the payout of the fiscal 2017 – 2018 CEO performance-based retention incentive assuming the performance period and retention period ended upon the assumed occurrence on March 3, 2017 (one day before the end of the first year in the two-year performance period) of one of the following events: (a) a Change-in-Control without termination; or (b) termination following a Change-in-Control.

(9)

The amount represents the payout of Mr. Puishys’ unvested balance in the Deferred Compensation Plan, which is attributable to the fiscal 2015 and 2016 CEO evaluation-based retention incentive and fiscal 2015 – 2016 CEO performance-based retention incentive that was mandatorily deferred, assuming the retention period ended upon the assumed occurrence on March 3, 2017 of one of the following events: (a) disability; (b) death; (c) a Change-in-Control without termination; or (d) termination following a Change-in-Control.

(10)

This amount represents the annual disability payments during the first year of disability. Annual disability payments after the first year of disability would be as follows: for Mr. Puishys, $180,000; for Mr. Porter, $180,000; for Ms. Beithon, $180,000; for Mr. Klein, $163,776; and for Mr. Johnson, $143,520.

(11)	Equals the sum of Mr. Johnson’s (a) annual salary as of March 3, 2017 and (b) fiscal 2017 annual cash incentive award at target level performance.

PROPOSAL 2: ADVISORY APPROVAL OF APOGEE’S EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing shareholders with an advisory (non-binding) vote on the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the rules of the SEC.

We are asking our shareholders to indicate their support for the compensation of our Named Executive Officers. We believe that our executive compensation program is structured in the best manner possible to support our Company and its business objectives. It has been designed to implement certain core compensation principles, which include:

●	Alignment of management’s interests with our shareholders’ interests to support long-term value creation through our equity compensation programs and share ownership guidelines;

●	Pay-for-performance, which is demonstrated by linking annual cash incentives and long-term incentives to key financial measures;

●	Providing a flexible compensation package that reflects the cyclical nature of our business and fairly compensates our executives over our business cycle; and

●

Linking compensation to market levels of compensation paid to executive officers in the competitive market so that we can attract, motivate and retain executives who are able to drive the long-term success of Apogee.

We believe our executive compensation program reflects a strong pay-for-performance philosophy and is well-aligned with our shareholders’ long-term interests. Our executive compensation program is designed to motivate our executives, drive desirable behaviors, be competitive, promote retention and reward successful performance. We ask for your support for the reasons listed below.

●

Our compensation programs are substantially tied to achievement of our key business objectives. A significant portion of each Named Executive Officer’s potential total annual cash compensation and long-term compensation is at-risk and linked to our operating performance.

●	Our compensation programs are designed to take into account the cyclical nature of our business and to fairly compensate our executives over the commercial construction cycle.

●

Our compensation programs for executive officers deliver a significant portion of potential total compensation in the form of equity. If the value we deliver to our shareholders declines, so does the compensation we deliver to our executive officers.

●

We have implemented a long-term performance-based retention incentive program designed to provide financial incentives to our current Chief Executive Officer to remain with our Company until his retirement to continue to drive growth, operational improvement and successful implementation of our Company’s strategic plan.

●	We have stock ownership guidelines for our executive officers.

●	We offer very limited perquisites to our executive officers and do not provide tax reimbursement or “gross-ups” on perquisites.

●	Each of our Named Executive Officers is expected to demonstrate exceptional individual performance in order to continue serving as a member of the executive team.

●	We continue to refine our executive compensation program to reflect evolving executive compensation practices.

We believe that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Apogee’s Named Executive Officers, as disclosed in Apogee’s Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and other related narrative disclosures.”

This advisory vote on executive compensation is not binding on Apogee, our Compensation Committee or our Board of Directors. However, our Compensation Committee and Board of Directors will take into account the result of the vote when determining future executive compensation arrangements. We currently conduct annual advisory votes on executive compensation, and we expect to conduct our next advisory vote at our 2018 Annual Meeting of Shareholders.

Recommendation

Our Board of Directors recommends you vote FOR adoption of the resolution approving the compensation of our Named Executive Officers described in this proxy statement. Proxies will be voted FOR adoption of the resolution unless otherwise specified.

PROPOSAL 3: NON-BINDING ADVISORY VOTE ON THE

FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE

COMPENSATION PLAN

As required pursuant to Section 14A of the Exchange Act, we are required to hold an advisory (nonbinding) vote on the frequency with which our shareholders shall have the advisory vote on executive compensation at least once every six years. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on executive compensation once every one, two or three years. In addition, shareholders may abstain from voting.

After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate option for Apogee and our shareholders. We have provided our shareholders with an annual advisory vote on executive compensation since 2011. In formulating its recommendation to continue with an annual advisory vote on executive compensation, our Board of Directors considered that an annual advisory vote on executive compensation allows our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in our proxy statement every year. This is consistent with our philosophy of seeking input from our shareholders and maintaining the highest standards of corporate governance. We understand that our shareholders may have different views as to what is the best approach for our Company, and we look forward to hearing from our shareholders on this proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain when you vote in response to the resolution set forth below:

“RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the frequency preferred by shareholders for Apogee to hold a shareholder vote to approve the compensation of the Named Executive Officers.”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. This advisory vote is not binding on Apogee or our Board of Directors. However, our Board of Directors will take into account the result of the vote when determining the frequency of future advisory votes on executive compensation. Because this vote is advisory and not binding on Apogee or our Board of Directors, the Board of Directors may decide that it is in the best interests of Apogee and our shareholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

The Board of Directors recommends you vote FOR THE ONE YEAR OPTION as the frequency with which shareholders are provided an advisory vote on the compensation of Named Executive Officers. Proxies will be voted FOR THE ONE YEAR OPTION unless otherwise specified.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

Our Audit Committee oversees our financial reporting process (including our system of financial controls and internal and external auditing procedures) on behalf of our Board; oversees our program to ensure compliance with legal and regulatory requirements and ethical business practices; assesses and establishes policies and procedures to manage our financial reporting risk; and assesses our compliance with financial covenants in our debt instruments. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm.

Our financial statements for the fiscal year ended March 4, 2017 were audited by Deloitte & Touche LLP, an independent registered public accounting firm.

Our Audit Committee has reviewed and discussed our audited financial statements with management and our independent registered public accounting firm. Our Audit Committee has discussed with our independent registered public accounting firm the matters required by Auditing Standard No. 16 (“Communications with Audit Committees”), as adopted by the U.S. Public Company Accounting Oversight Board (the “PCAOB”). In addition, our Audit Committee received from our independent registered public accounting firm the written disclosures and letter required by applicable requirements of the PCAOB regarding our independent registered public accounting firm’s communications with our Audit Committee concerning independence, and has discussed with our independent registered public accounting firm the firm’s independence.

Based on the review and discussions referred to above, our Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 4, 2017, for filing with the SEC.

Audit Committee of the

Board of Directors of Apogee

Robert J. Marzec, Chair

John T. Manning

Donald A. Nolan

Patricia K. Wagner

Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees

For fiscal 2017 and 2016, we incurred the fees shown in the following table for professional services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”).

	Fiscal 2017	Fiscal 2016
Audit Fees(1)	$1,543,500	$1,404,000
Audit-Related Fees(2)	165,000	59,500
Tax Fees(3)	146,100	$170,200

Total	$1,854,600	$1,633,700

(1)

Audit fees consisted primarily of audit work performed in preparation of our annual financial statements, audit of internal controls over financial reporting, review of the quarterly financial statements included in our quarterly reports on Form 10-Q and review of other SEC filings for fiscal 2017 and 2016.

(2)	Audit-related fees primarily include fees for audits of our employee benefit plans and due diligence services during fiscal 2017 and 2016.

(3)	Tax fees for fiscal 2017 and 2016 consisted of $52,800 and $58,000, respectively, for U.S. and foreign tax return reviews and $93,300 and $112,200, respectively, for miscellaneous tax consultations.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services Provided by Our Independent Registered Public Accounting Firm

Consistent with policies of the SEC regarding auditor independence, our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee established a policy to require pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. As permitted by regulations of the SEC, our Audit Committee delegated the authority to pre-approve services provided by our independent registered public accounting firm to the Chair of our Audit Committee, who reports any pre-approval decisions to our Audit Committee at its next regularly scheduled meeting.

All of the services provided by our independent registered public accounting firm in fiscal 2017 and 2016, including services related to the audit-related fees and tax fees described above, were approved by our Audit Committee under its pre-approval policy.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 3, 2018, subject to a satisfactory evaluation of the firm’s performance conducting our fiscal 2017 audit. Deloitte & Touche LLP has served as our independent registered public accounting firm since fiscal 2003. Deloitte & Touche LLP reports to our Audit Committee.

While it is not required to do so, our Board of Directors is submitting the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending March 3, 2018 to our shareholders for ratification in order to ascertain the views of our shareholders on this appointment. If the appointment is not ratified, our Audit Committee may reconsider its appointment.

A representative of Deloitte & Touche LLP will be present at our 2017 Annual Meeting of Shareholders and will be afforded the opportunity to make a statement and to respond to questions.

Recommendation

Our Audit Committee of our Board of Directors and our Board of Directors recommend that you vote FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 3, 2018. Proxies will be voted FOR the proposal unless otherwise specified.

FREQUENTLY ASKED QUESTIONS

What is the purpose of the meeting?

At our annual meeting, shareholders will act upon matters outlined in the Notice of Annual Meeting of Shareholders. These matters include:

●	election of three directors;

●	non-binding advisory vote to approve Apogee’s executive compensation, as disclosed in the proxy statement;

●	non-binding advisory vote on the frequency of an advisory vote on Apogee’s executive compensation; and

●	ratification of the appointment of our independent registered public accounting firm.

Management does not intend to present any matters at the meeting other than those listed above. Our By-laws provide that a shareholder may present a proposal at the annual meeting that is not included in the proxy statement only if proper written notice is provided to us. No shareholder has given the timely notice required by our By-laws in order to present a proposal at the annual meeting. However, if other matters properly come before the meeting, it is the intention of the persons named as proxies to vote on those matters in the best interests of Apogee and its shareholders.

How does the Board recommend that I vote?

The Board of Directors recommends a vote:

●	FOR each of the nominees for director;

●	FOR the Say on Pay Proposal;

●	FOR the ONE YEAR Frequency on the Frequency of the Say on Pay Proposal; and

●

FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 3, 2018, subject to a satisfactory evaluation of the firm’s performance in conducting our fiscal 2017 audit.

What vote is required for the election of directors or for a proposal to be approved?

With respect to the election of directors, in accordance with Minnesota law, the nominees for election as Class I and Class II directors will be elected by a plurality of the votes cast at the annual meeting. This means that since shareholders will be electing two Class I directors and one Class II director, the two nominees for Class I directors and one nominee for Class II director receiving the highest number of votes will be elected. As provided in our Corporate Governance Guidelines, if a majority of our shares that are voted at the meeting are designated to be “withheld” from a director nominee’s election, then such nominee shall offer his or her resignation to our Nominating and Corporate Governance Committee for consideration. Our Nominating and Corporate Governance Committee will evaluate the best interests of Apogee and our shareholders, and recommend to our Board of Directors the action to be taken with respect to that director’s offered resignation.

With respect to the Say on Pay Proposal and the ratification of the appointment of our independent registered public accounting firm, the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the annual meeting is required for the approval of those proposals (provided that the total number of shares voted in favor of the proposal constitutes more than 25% of our outstanding shares).

With respect to the Frequency of Say on Pay Proposal, the frequency selected by shareholders will be determined based on a plurality of votes cast. This means that the option of one year, two years, or three years that receives the highest number of votes cast by shareholders will be the frequency that has been selected by shareholders.

Who is entitled to vote at the meeting?

Our Board of Directors has set May 2, 2017 as the record date for the annual meeting. If you were a shareholder of record at the close of business on May 2, 2017, you are entitled to notice of and to vote at the annual meeting.

As of the record date, 28,778,958 shares of common stock, par value $0.33-1/3, were issued and outstanding and, therefore, eligible to vote at the annual meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, 28,778,958 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our Amended and Restated By-laws, shares equal to at least a majority of the voting power of the outstanding shares of our common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

●	you are present and vote in person at the meeting;

●	you have properly submitted a proxy via the Internet or by mail, even if you abstain from voting on one or more matters; or

●

you hold your shares in street name (as discussed under “What is the difference between a shareholder of record and a “street name” holder?” on page 69) and you did not provide voting instructions to your broker and your broker uses its discretionary authority to vote your shares on the ratification of the appointment of our independent registered public accounting firm.

How do I vote my shares?

Your vote is important. Because most shareholders do not attend the meeting in person, it is necessary that a large number be represented by proxy. If you are a shareholder of record, you can give a proxy to be voted at the meeting in either of the following ways:

●	electronically via the Internet by following the “Vote by Internet” instructions on the Notice or, if you received paper copies of our proxy materials, on the enclosed proxy card; or

●	by completing, signing and mailing the proxy card (if you received paper copies of our proxy materials).

The Internet voting procedure has been set up for your convenience. The procedure has been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to submit your proxy via the Internet, please refer to the specific instructions provided on the Notice or, if you received paper copies of our proxy materials, on the enclosed proxy card. If you received paper copies of our proxy materials and wish to submit your proxy by mail, please return your signed proxy card in the enclosed postage-paid envelope to us before the annual meeting. If you are an employee and received our 2017 proxy materials electronically via the Internet at your company email address, you will only be able to give a proxy to be voted at the meeting electronically via the Internet as described under “How do I vote if my shares are held in the 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee?” on page 66.

If you hold your shares in street name, you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or other nominee how to vote your shares.

If you properly submit your proxy via the Internet or return your executed proxy by mail and do not revoke your proxy, it will be voted in the manner you specify.

How do I vote if my shares are held in the 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee?

If you hold any shares in our 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee, your Internet proxy vote or completed proxy card will serve as voting instructions to the plan trustee. However, your voting instructions must be received by 12:00 p.m. (noon) EDT on Tuesday, June 20, 2017 in order to count. In accordance with the terms of our 401(k) Retirement Plan, the trustee will vote all of the shares held in the plan in the same proportion as the actual proxy votes submitted by plan participants at least one day prior to the annual meeting. If you are a participant in our Employee Stock Purchase Plan, the plan custodian cannot vote your shares unless it receives timely instructions from you.

If you hold shares in our 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee and have a company email address, you will receive our 2017 proxy statement and 2017 Annual Report to Shareholders electronically at your company email address instead of receiving paper copies of these documents or the Notice in the mail. The email will provide instructions and a control number to use to provide voting instructions to the plan trustee via the Internet. If you receive our 2017 proxy statement and 2017 Annual Report to Shareholders electronically, you may only provide voting instructions to the plan trustee via the Internet and you will not receive a proxy card that can be returned by mail.

If you are an employee who received our 2017 proxy statement and 2017 Annual Report to Shareholders electronically and you wish to receive a paper copy of these materials, you should contact:

Internet:	www.apog.com
Email:	IR@apog.com
Telephone:	(877) 752-3432
Mail:	Investor Relations Apogee Enterprises, Inc. 4400 West 78th Street, Suite 520 Minneapolis, Minnesota, 55435

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

If you receive more than one Notice or proxy card, it means that you hold shares registered in more than one account in different names or variations of your name. To ensure that all of your shares are voted, if you submit your proxy vote via the Internet, vote once for each Notice or proxy card you receive, or sign and return each proxy card.

You may prefer to hold your shares in more than one account, and you are welcome to do so. However, some multiple accounts are unintentional and will occur if one stock purchase is made with a middle initial and a subsequent purchase is made without a middle initial. Please contact our Investor Relations Department at IR@apog.com or (877) 752-3432 (telephone) for information on how to merge your accounts.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you hold your shares in street name, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

If you are a participant in our 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee, you may submit a proxy vote as described above, but you may not vote your plan shares in person at the meeting.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for our Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the Say on Pay Proposal, and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Shareholders may vote “ONE YEAR”, “TWO YEARS”, “THREE YEARS” or “ABSTAIN” on the Frequency of Say on Pay Proposal.

If you submit your proxy but ABSTAIN from voting or WITHHOLD authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter from which you abstained from voting or withheld authority to vote.

If you ABSTAIN from voting on a proposal, your abstention has the same effect as a vote against that proposal. We will not count WITHHOLD authority as either for or against a director nominee, so WITHHOLD authority has no effect on the election of a director; however, if a majority of our shares that are voted at the meeting are designated WITHHOLD authority from a director nominee’s election, then such director nominee shall offer his or her resignation to our Nominating and Corporate Governance Committee for consideration, as described under “What vote is required for the election of directors or for a proposal to be approved?” on page 64.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will be considered “broker non-votes” and will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the New York Stock Exchange. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum but will not be represented at the meeting for purposes of calculating the vote with respect to such matter or matters. This effectively reduces the number of shares needed to approve such matter or matters. Your broker or other nominee has discretionary authority to vote your shares on the ratification of our independent registered public accounting firm, even if your broker or other nominee does not receive voting instructions from you. Your broker or other nominee does not have discretionary authority to vote your shares on the election of directors, Say on Pay Proposal, or Frequency of Say on Pay Proposal if your broker or other nominee does not receive voting instructions from you.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc., our tabulating agent, will tabulate the votes and act as independent inspector of election.

What if I do not specify how I want my shares voted?

If you submit your proxy via the Internet or a signed proxy card and do not specify how you want to vote your shares, we will vote your shares:

●	FOR all of the director nominees;

●	FOR the Say on Pay Proposal;

●	FOR the ONE YEAR frequency on the Frequency of Say on Pay Proposal;

●	FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 3, 2018; and

●	in the discretion of the persons named in the proxy on any other matters that properly come before the meeting and as to which we did not have knowledge prior to February 25, 2017.

Can I change my vote after submitting my proxy or voting instructions?

Yes. If you are a shareholder of record, you may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting, in any of the following ways:

●	by sending a written notice of revocation to our Corporate Secretary;

●	by submitting a later-dated proxy to our Corporate Secretary;

●	by submitting a later-dated proxy via the Internet; or

●	by voting in person at the meeting.

If you hold your shares in street name, you should contact your broker, bank, trust or other nominee for information on how to revoke your voting instructions and provide new voting instructions.

If you hold shares in our 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee, you may revoke your proxy and change your voting instructions at any time, but no later than 12:00 p.m. (noon) EDT on Tuesday, June 20, 2017, in any of the following ways:

●	by sending a written notice of revocation to the plan trustee or plan custodian;

●	by submitting a later-dated voting instruction or proxy to the plan trustee or plan custodian; or

●	by submitting a later-dated voting instruction or proxy via the Internet.

How can I attend the meeting?

In order to attend the meeting, you may be asked to present valid government-issued picture identification, such as a driver’s license or passport, and proof of stock ownership, before being admitted. If you hold your shares in street name through a broker, bank, trust or other nominee, you may also be required to present a statement reflecting your stock ownership as of the record date.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the SEC, we may furnish proxy materials, including this proxy statement and our fiscal 2017 Annual Report to Shareholders, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our shareholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. By accessing and reviewing the proxy materials on the Internet, you will save us the cost of printing and mailing these materials to you and reduce the impact of such printing and mailing on the environment. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials provided in the Notice.

How can a shareholder get a copy of the Company’s 2017 Annual Report on Form 10-K?

We have sent to our shareholders the Notice containing instructions on how to access via the Internet our 2017 proxy statement and our Annual Report to Shareholders for the fiscal year ended March 4, 2017, which includes our Annual Report on Form 10-K filed with the SEC for the fiscal year ended March 4, 2017. Shareholders who received a paper copy of our 2017 proxy statement were also sent a copy of our Annual Report to Shareholders for the fiscal year ended March 4, 2017. Shareholders who wish to obtain additional copies of our Annual Report on Form 10-K may do so without charge by contacting us through one of the following methods:

Internet:	www.apog.com
Email:	IR@apog.com
Telephone:	(877) 752-3432
Mail:	Investor Relations Apogee Enterprises, Inc. 4400 West 78th Street, Suite 520 Minneapolis, Minnesota, 55435

How do I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to view the proxy materials for our annual meeting on the Internet.

Our 2017 proxy statement and 2017 Annual Report to Shareholders, including our Annual Report on Form 10-K, are available at www.proxyvote.com.

What is a proxy?

A proxy is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate someone a proxy, you may also direct the proxy how to vote your shares. We refer to this as your “proxy vote.” Three of our executive officers, Joseph F. Puishys, James S. Porter and Patricia A. Beithon, have been designated as the proxies to cast the votes of our shareholders at our 2017 annual meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the voting instruction form provided by the broker, bank, trust or other nominee. Please refer to “How do I vote my shares?” on page 65.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokers and other nominees for forwarding proxy materials to the beneficial owners of our shares.

We are soliciting proxies primarily by mail and email. In addition, some of our officers and regular employees may solicit the return of proxies by telephone, facsimile, personal interview or email. These individuals will receive no additional compensation for these services.

How can a shareholder recommend or nominate a director candidate?

Our Nominating and Corporate Governance Committee considers recommendations of director candidates. A shareholder who wishes to recommend a director candidate to our Board of Directors for nomination by our Board of Directors at our annual meeting or for vacancies on our Board of Directors that arise between meetings must provide our Nominating and Corporate Governance Committee with sufficient written documentation to permit a determination by our Board of Directors as to whether such candidate meets the required and desired director selection criteria set forth in our Corporate Governance Guidelines and the factors discussed on page 15 under the heading “Criteria for Membership on Our Board of Directors.” Such documentation and the name of the director candidate must be sent by U.S. mail to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders. Our Corporate Secretary will send properly submitted shareholder recommendations to the Chair of our Nominating and Corporate Governance Committee for consideration at a future committee meeting.

Director candidates recommended by shareholders in compliance with these procedures and who meet the criteria outlined above will be evaluated by our Nominating and Corporate Governance Committee in the same manner as nominees proposed by other sources.

Alternatively, shareholders may directly nominate a person for election to our Board of Directors by complying with the procedures set forth in our Amended and Restated By-laws and the rules and regulations of the SEC. Our Amended and Restated By-laws are available on our website at www.apog.com by clicking on “Investors”, select “Governance”, then “By-laws.” Any shareholder nominations of director candidates for the 2018 election of directors should be submitted to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders no later than February 25, 2018.

How can a shareholder present a proposal at the 2018 Annual Meeting?

Any shareholder wishing to have a proposal considered for inclusion in our proxy statement for our 2018 Annual Meeting of Shareholders must submit the proposal in writing to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders in accordance with all applicable rules and regulations of the SEC no later than January 8, 2018.

Under our Amended and Restated By-laws, a shareholder proposal not included in our proxy statement for the 2018 Annual Meeting of Shareholders is untimely and may not be presented in any manner at the 2018 Annual Meeting of Shareholders unless the shareholder wishing to make the proposal follows the notice procedures set forth in our Amended and Restated By-laws, including delivering notice of the proposal in writing to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders no later than February 25, 2018.

How can I communicate with our Board of Directors?

Subject to reasonable constraints of time, topics and rules of order, you may direct comments to or ask questions of our Chair of the Board or Chief Executive Officer during our 2017 Annual Meeting of Shareholders. In addition, you may communicate directly with any director by writing to:

Apogee Directors Apogee Enterprises, Inc. 4400 West 78th Street, Suite 520 Minneapolis, Minnesota, 55435 Attention: Corporate Secretary Directors@apog.com

Our Corporate Secretary will promptly forward to our Board of Directors or the individually named directors all relevant written communications, as specified in our Corporate Governance Guidelines, received at the above addresses.

What is “householding” of proxy materials?

The SEC rules allow a single copy of the Notice of Internet Availability of Proxy Materials or proxy statement and Annual Report to Shareholders for the fiscal year ended March 4, 2017 to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family, and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs. Although we do not household for our registered shareholders, some brokers household Apogee notices, proxy statements and annual reports, delivering single copies of such documents to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our Notice or proxy statement and annual report, or if you are receiving multiple copies of documents and wish to receive only one, please notify your broker. We will promptly deliver upon written or oral request a separate copy of our Notice, proxy statement and/or Annual Report to Shareholders for the fiscal year ended March 4, 2017 to a shareholder at a shared address to which a single copy of any such document was delivered. For copies of these documents, shareholders should write to our Investor Relations Department at the address listed above, or call (877) 752-3432.

By Order of the Board of Directors,

Patricia A. Beithon
General Counsel and Corporate Secretary

Dated: May 5, 2017

APOGEE ENTERPRISES, INC. 4400 WEST 78TH STREET SUITE 520 MINNEAPOLIS, MN 55435

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 21, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E29078-P94339                         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

APOGEE ENTERPRISES, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	ELECTION OF DIRECTORS:	☐	☐	☐
Nominees:
Class I Directors
01) DONALD A. NOLAN 02) PATRICIA K. WAGNER
Class II Director
03) ROBERT J. MARZEC

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
2.	ADVISORY APPROVAL OF APOGEE’S EXECUTIVE COMPENSATION.		☐	☐	☐	4.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS APOGEE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 3, 2018.	☐	☐	☐
The Board of Directors recommends you vote 1 Year on the following proposal:		1 Year	2 Years	3 Years	Abstain
3.	NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION PLAN.	☐	☐	☐	☐	5.	In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting.

			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E29079-P94339

Annual Meeting of Shareholders

APOGEE ENTERPRISES, INC.

June 22, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JOSEPH F. PUISHYS, JAMES S. PORTER and PATRICIA A. BEITHON as Proxies, each with the power to appoint his or her substitute, and hereby authorizes any one of them to represent and to vote, as designated on the reverse, all of the shares of Common Stock of Apogee Enterprises, Inc. (“Apogee”) held of record by the undersigned on May 2, 2017, at the Annual Meeting of Shareholders of Apogee to be held on June 22, 2017, or any adjournment thereof, and hereby revokes all former Proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 4, and 1 Year on Proposal 3.

If you are a participant in the Apogee Employee Stock Purchase Plan, this card directs Computershare Shareowner Services LLC, as the Plan Administrator, to vote, as designated on the reverse, all of the shares of Apogee Common Stock held of record in the Plan account for which it has received direction by 12:00 P.M. (noon) Eastern Time on June 20, 2017. The Plan Administrator cannot vote the shares unless it receives timely direction from you.

If you are a participant in the Apogee 401(k) Retirement Plan, this card directs Principal Trust Company, as Trustee for the Plan, to vote, as designated on the reverse, all of the shares of Apogee Common Stock held of record in the Plan account. The Trustee will vote, with regard to the Plan, shares of Apogee Common Stock for which it has not received direction by 12:00 P.M. (noon) Eastern Time on June 20, 2017 in the same proportion as directed shares are voted, unless contrary to ERISA or unless contrary to applicable law.

(Continued and to be signed on reverse side)

V.1.1

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on June 22, 2017.

APOGEE ENTERPRISES, INC.	Meeting Information
Meeting Type: Annual Meeting
For Holders as of: May 2, 2017
Date: June 22, 2017 Time: 9:00 AM CDT
Location: Apogee Enterprises, Inc.
4400 West 78th Street
Suite 520 Minneapolis, MN 55435

APOGEE ENTERPRISES, INC. 4400 WEST 78TH STREET SUITE 520 MINNEAPOLIS, MN 55435	You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT             ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

                               1) BY INTERNET:         www.proxyvote.com

                               2) BY TELEPHONE:     1-800-579-1639

                               3) BY E-MAIL*:             sendmaterial@proxyvote.com

*  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before June 8, 2017 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items
The Board of Directors recommends you vote FOR the following: 1. ELECTION OF DIRECTORS:
Nominees:
Class I Directors
01) DONALD A. NOLAN
02) PATRICIA K. WAGNER
Class II Director
03) ROBERT J. MARZEC

The Board of Directors recommends you vote FOR the following proposal:

2. ADVISORY APPROVAL OF APOGEE’S EXECUTIVE COMPENSATION.

The Board of Directors recommends you vote 1 Year on the following proposal:

3. NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION PLAN.

The Board of Directors recommends you vote FOR the following proposal:

4. RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS APOGEE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 3, 2018.

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting.